UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No.          )

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NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.
May 11, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 11:00 a.m., Mountain Daylight Time, on May 11, 2017, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:
1.	To elect the nine directors named in the Proxy Statement;
2.    To hold an advisory vote to approve our executive compensation;
3.	To hold an advisory vote on the frequency of future stockholder advisory votes on our executive compensation;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and
5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 16, 2017, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage‑prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 11, 2017: The proxy statement and annual report to stockholders are available at www.astproxyportal.com/ast/08684.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah, March 17, 2017

PROXY STATEMENT
NU SKIN ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON MAY 11, 2017

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. ("Nu Skin," "we," "us," or "the company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") at our corporate offices, 75 West Center Street, Provo, Utah 84601, on May 11, 2017, at 11:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the following purposes, which are more fully described in this Proxy Statement:
1.	To elect the nine directors named in the Proxy Statement;
2.    To hold an advisory vote to approve our executive compensation;
3.	To hold an advisory vote on the frequency of future stockholder advisory votes on our executive compensation;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and
5.	To transact such other business as may properly come before the Annual Meeting.

All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors' recommendations "FOR" the election of each director nominee, "FOR" Proposal 2, "1 YEAR" for Proposal 3 and "FOR" Proposal 4. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.
This proxy statement and form of proxy are first being sent or given to our stockholders on or about March 28, 2017. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee estimated to be approximately $20,000, plus reasonable out-of-pocket expenses.
Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later‑dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions, and if you wish to vote in person at the Annual Meeting you will be required to present a legal proxy from your broker, bank or other nominee. Directions to our Annual Meeting may be obtained by calling (801) 345-1000.

OUTSTANDING SHARES AND VOTING RIGHTS
Only stockholders of record at the close of business on March 16, 2017 are entitled to vote at the Annual Meeting. As of this record date, approximately 52,821,988 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.
In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or "broker non‑votes" (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non‑votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the "NYSE"), including Proposals 1, 2 and 3.
The voting standards for the four matters to be acted upon at the meeting are as follows:
•
Proposal 1. To be elected in an uncontested election, such as at the 2017 Annual Meeting, director nominees must receive a majority of the votes cast, meaning a nominee must receive more "for" votes than "against" votes. If an incumbent director does not receive the required majority, the director shall resign pursuant to an irrevocable resignation that was required to be tendered prior to his or her nomination and effective upon (i) such person failing to receive the required majority vote and (ii) the Board's acceptance of such resignation. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.

•	Proposals 2 and 4. Pursuant to our bylaws, approval of Proposals 2 and 4 will require the affirmative vote of a majority of the votes cast affirmatively or negatively.
•	Proposal 3. Proposal 3 will be determined by a plurality of the votes cast. The frequency that receives the most votes will be recommended by the stockholders to the Board of Directors.
Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of any of the proposals. In addition, Proposals 2 and 3 are stockholder advisory votes and will not be binding on the Board of Directors.

PROPOSAL 1:
 ELECTION OF DIRECTORS
Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is nine.
Each of the nine director nominees listed below is a current director and was elected at our 2016 annual meeting of stockholders, except for Zheqing (Simon) Shen, whom the Board of Directors appointed to the Board in July 2016, and Ritch N. Wood, our current Chief Executive Officer.
As previously disclosed, M. Truman Hunt has accepted a three-year leadership assignment for The Church of Jesus Christ of Latter-day Saints and will therefore not stand for reelection at the 2017 Annual Meeting of Stockholders. Our Board extends gratitude to Mr. Hunt for his many years of service on our Board and as the company's Chief Executive Officer.
Set forth below are the name, age as of March 1, 2017, business experience and other qualifications of each of our director nominees, listed in alphabetical order.
Nevin N. Andersen, 76, has served as a director of our company since 2008. Mr. Andersen is currently retired. Mr. Andersen previously served in various positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, and Director of Internal Audit, at Shaklee Corporation, a direct selling company, from 1979 to 2003, when he retired. He was asked to return to Shaklee Corporation for a period of time to serve as the Interim Chief Financial Officer and to help in the transition with a new Chief Financial Officer, which role he fulfilled from 2005 to 2008. Prior to initially working at Shaklee Corporation in 1979, he worked for Price Waterhouse & Co. and served as an officer in the U.S. Army Finance Corps. He received M.Acc. and B.S. degrees from Brigham Young University.
Mr. Andersen is an experienced financial professional. His ten years as a CPA with Price Waterhouse provided him with valuable experience in the areas of audit, internal control and financial reporting, and his more than 25 years with Shaklee Corporation added to that knowledge and expertise by allowing him to focus on those issues directly related to the operations of a public company in the direct selling industry. Mr. Andersen's areas of expertise include corporate strategy, risk management, succession planning, executive compensation, stockholder communication and regulatory compliance.
Daniel W. Campbell, 62, has served as a director of our company since 1997 and currently serves as our Lead Independent Director. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He has served on the Utah State Board of Regents for Higher Education since 2010 and currently serves as its Chair. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.
Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.
Andrew D. Lipman, 65, has served as a director of our company since 1999. Mr. Lipman is a partner and head of the Telecommunications, Media and Technology Group at Morgan, Lewis & Bockius LLP, an international law firm that he joined in 2014. He previously held similar positions with Bingham McCutchen LLP from 2006 to 2014 and Swidler Berlin LLP from 1988 to 2006. From 2000 to 2013, Mr. Lipman served as a member of the board of directors of The Management Network Group, Inc., a telecommunications related consulting firm, and from 2007 to 2013, he served as a member of the board of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

Mr. Lipman is a highly experienced senior lawyer and business advisor with over 35 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.
Steven J. Lund, 63, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company, its employees, its sales force and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.
Mr. Lund brings to the Board over 30 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer. Mr. Lund also served on the executive board of the United States Direct Selling Association. A respected business and community leader, he currently serves on the Utah State Board of Regents for Higher Education and previously served as chairman of the board of trustees of Utah Valley University.
Neil H. Offen, 72, has served as a director of our company since 2011. Mr. Offen previously served as President and Chief Executive Officer of the United States Direct Selling Association from 1978 through 2011, when he retired. In addition, he served as secretary of the World Federation of Direct Selling Associations from 1978 to 2012 and as Vice Chairman of the Direct Selling Education Foundation from 1990 to 2011. Before joining the Direct Selling Association as a staff attorney in 1971, Mr. Offen was legislative and administrative assistant to a United States Congressman and, prior to that, served with the U.S. Department of State's Agency for International Development. Mr. Offen has published both legal and non-legal articles and has lectured on a variety of topics at numerous universities. Mr. Offen received a B.A. from Queens College and a J.D. degree from George Washington University. He is a member of the District of Columbia Bar.
With over 45 years of service and leadership in the direct selling industry, Mr. Offen has an extensive understanding of the opportunities and challenges of our industry. In addition, Mr. Offen has developed relationships with many other leaders both inside and outside our industry. Mr. Offen serves on the board of directors and the Finance, Audit and Governance Committee of Christel House International and previously served on the Advisory Board of Queens College. Mr. Offen has also served as Vice Chair of the board of directors of the Inter-American Foundation, on the board of trustees of the Hudson Institute and the boards of directors of the U.S. Chamber of Commerce Foundation, the Council of Better Business Bureaus, the National Retail Federation, the Small Business Legislative Council, the Ethics Resource Center, the American Society of Association Executives, and as co-chair of the Democratic Business Council.

Thomas R. Pisano, 72, has served as a director of our company since 2008. He served as Chief Executive Officer and a director of Overseas Military Sales Corp., a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of Overseas Military Sales Corp. From 1995 to 1997, he served as Vice President and Head of the International Division for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President of Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.
Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon Products, Inc., he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC, he traveled to and conducted business in 50 countries.
Zheqing (Simon) Shen, 37, has served as a director of our company since July 2016. Mr. Shen is the founding member of ZQ Capital Limited, a boutique investment and advisory firm. Prior to founding ZQ Capital in 2015, Mr. Shen was managing director and head of the China Financial Institutions Business at Barclays from 2011 to 2015. From 2004 to 2010, he worked with Goldman Sachs as an investment banker in its New York and Hong Kong offices. In addition to his service on our Board, Mr. Shen has also served as a director of KFM Kingdom Holdings Limited, a company on the Hong Kong Stock Exchange, since 2016. Mr. Shen has a B.A. in mathematics and economics from Wesleyan University.
Mr. Shen brings to the Board valuable expertise in helping global companies realize their growth potential in China, which is one of our company's key markets. He has spent much of his career working in Asia capital markets, and he has a strong network in China and valuable local knowledge of China. His depth of experience with financial and investment matters is also valuable to the Board.
Ritch N. Wood, 51, was appointed to serve as our Chief Executive Officer effective as of March 7, 2017. He previously served as our Chief Financial Officer from November 2002 to March 2017. He was named CFO of the Year by Utah Business Magazine in 2010. Prior to his appointment as Chief Financial Officer, Mr. Wood served as Vice President, Finance from July 2002 to November 2002 and Vice President, New Market Development from 2001 to 2002. He joined our company in 1993 and has served in various capacities. Mr. Wood is a trustee of the Force for Good Foundation, a charitable organization that our company established to help drive our philanthropic efforts. Prior to joining us, he worked for the accounting firm of Grant Thornton LLP. Mr. Wood earned a B.S. and a Master of Accountancy degree from Brigham Young University.
Mr. Wood brings to the Board expertise in accounting, finance, investor relations and management. With his service as our Chief Executive Officer and as our Chief Financial Officer for 14 years, Mr. Wood also has a deep understanding of our business globally, including our markets, financial matters, products and product development, personnel, compensation plans and sales force. He has played an important role in managing the growth of our business while prioritizing profitability and stockholder value; during his tenure as Chief Financial Officer from 2002 to 2017, our revenue more than doubled, our earnings per share tripled and our stock price increased fourfold. Mr. Wood's leadership has been integral to the success of several of our key initiatives in recent years.
Edwina D. Woodbury, 65, has served as a director of our company since 2015. Ms. Woodbury has been President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, since 1999. Ms. Woodbury has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial and Administrative Officer and in other finance and operations positions from 1977 to 1998. From 1997 to 2015, Ms. Woodbury served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. In addition, from to 2005 to 2010, Ms. Woodbury served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. Ms. Woodbury has also served on the board of directors at the nonprofit Medical Foundation of North Carolina since 2009. She received a B.S.B.A from the University of North Carolina.

Ms. Woodbury has extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon Products, Inc., she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. She also brings to the Board valuable perspective from her service on other public company boards. While serving on the boards at Click Commerce, R.H. Donnelley and RadioShack, she (1) served on and chaired each board's audit committee; (2) served on the compensation committee at R.H. Donnelley and chaired it at RadioShack; and (3) served on the nominating and governance committee at Click Commerce and RadioShack.
We are not aware of any family relationships among any of our directors, director nominees or executive officers. Our Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the Delaware General Corporation Law.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NINE NOMINEES TO OUR BOARD OF DIRECTORS.

CORPORATE GOVERNANCE
Corporate Governance Highlights
The following are some highlights of our corporate governance practices and policies:
Board of Directors Independence and Committee Structure
•	Separate Chairman of the Board and Chief Executive Officer. The positions of Chairman of the Board and Chief Executive Officer are filled by Mr. Lund and Mr. Wood, respectively.
•	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.
•
Limitation on management directors. All of our current directors are independent of the company and management except for Mr. Lund, who is one of our company's founders, and Mr. Hunt, our former Chief Executive Officer. If elected, Mr. Wood, our current Chief Executive Officer, will not be independent.

•	Meetings of independent directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.
•	Independent committees. Only independent directors serve on our Audit, Executive Compensation, and Nominating and Corporate Governance Committees.
•	Annual Board and committee performance evaluations. The performance of the Board and each Board committee is evaluated at least annually.
Election of Directors
•	Annual election of directors. All of our directors are elected annually; we do not have a staggered board.
•	Majority voting in uncontested director elections. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections.
Stock-Related Matters
•
Stock ownership requirements. We have stock ownership requirements that apply to our directors and executive officers, designed to align directors' and executive officers' interests with those of stockholders. For a description of these requirements, see "Additional Corporate Governance Information" and "Compensation Discussion and Analysis—Stock Ownership Guidelines."

•
Hedging policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director's or employee's securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

•	Pledging policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence
The Board of Directors has determined that each of the current directors listed below is an "independent director" under the listing standards of the NYSE.
Nevin N. Andersen	Daniel W. Campbell	Andrew D. Lipman	Neil H. Offen
Thomas R. Pisano	Zheqing (Simon) Shen	Edwina D. Woodbury
In assessing the independence of the directors, the Board determines whether or not any director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For information about the Board's assessment of Mr. Shen's independence, see "Related Person Transactions."
Board Leadership Structure

We currently separate the roles of Chairman of the Board and Chief Executive Officer. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chairman of the Board and Chief Executive Officer or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.
The Board has created the Lead Independent Director position to provide independent leadership of the Board's affairs on behalf of our stockholders and to promote open communication among the independent directors. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman of the Board and the Chief Executive Officer regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board's independent directors; and (iv) performs such other duties as the Board deems appropriate.
Risk Oversight
Our Board of Directors has primary responsibility for risk oversight. Except with regard to certain strategically significant risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee. The committees are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans related to the following risk areas:
Audit Committee:
•	major financial risk exposures;
•	operational risks related to information systems and facilities; and
•	public disclosure and investor related risks.

Nominating and Corporate Governance Committee:
•	corporate governance risks;
•	operational risks not assigned to the Audit Committee;
•	compliance and regulatory risks; and
•	reputational risks.
Executive Compensation Committee:
•	compensation practices related risks; and
•	human resources risks.
The chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee report to the Audit Committee regarding their respective risk oversight responsibilities.
Board of Directors Meetings
The Board of Directors held nine meetings during the fiscal year ended December 31, 2016. Each incumbent director attended more than 75% of the total number of meetings of the Board that were held while they were in office and the total number of meetings of all committees of the Board on which they served during the period. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. All eight of our current directors who were in office at the time of our 2016 annual meeting of stockholders attended that meeting.
Board Committees
We have standing Audit, Executive Compensation and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Executive Compensation Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of audit committees and compensation committees under the NYSE listing standards and the Securities and Exchange Commission's rules.
The following table identifies the current membership of the committees and states the number of committee meetings held during 2016.

Director	Audit	Executive Compensation	Nominating and Corporate Governance
Nevin N. Andersen	✓		✓
Daniel W. Campbell	✓	✓
Andrew D. Lipman		✓	Chair
Neil H. Offen		✓	✓
Thomas R. Pisano	✓	Chair
Edwina Woodbury	Chair		✓

Number of Meetings in 2016	10	11	11

The Board has adopted a written charter for each of the committees, which are available in the "Corporate Governance" section of our website at nuskinenterprises.com.
The Audit Committee's responsibilities include, among other things:
•	selecting our independent auditor;
•	reviewing the activities and the reports of our independent auditor;
•	approving in advance the audit and non-audit services provided by our independent auditor;
•	reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;
•	reviewing the adequacy of our internal controls and internal auditing methods and procedures;
•	overseeing our compliance with legal and regulatory requirements;
•
overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures, operational risks related to information systems and facilities, and public disclosure and investor related risks; and

•
conferring with the chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Board has determined that Messrs. Andersen and Campbell and Ms. Woodbury are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.
The Executive Compensation Committee's responsibilities include, among other things:
•	establishing and administering our executive compensation strategy, policies and practices;
•
reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our Chief Executive Officer and our Executive Chairman of the Board, evaluating the performance of these individuals in light of those goals and objectives, and determining and approving the forms and levels of compensation based on this evaluation;

•	reviewing and acting on the Chief Executive Officer's evaluations and recommendations;
•	administering our equity incentive plans;
•	overseeing regulatory compliance with respect to executive compensation matters; and
•	overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources.
Pursuant to its charter, the Executive Compensation Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the Chief Executive Officer and Chairman of the Board to approve the level of incentive awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Executive Compensation Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see "Compensation Discussion and Analysis" and "Director Compensation."

The Nominating and Corporate Governance Committee's responsibilities include, among other things:
•	making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;
•	identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;
•	leading the process of identifying and screening candidates for a new Chief Executive Officer when necessary, and evaluating the performance of the Chief Executive Officer;
•	making recommendations to the Board regarding changes in compensation of non-employee directors and overseeing the evaluation of the Board and management;
•	developing and recommending to the Board a set of corporate governance guidelines and reviewing such guidelines at least annually;
•
overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, compliance and regulatory risks, and reputational risks; and

•
overseeing our regulatory, legal and compliance obligations in the foreign countries in which we operate, as well as compliance with United States laws that address operations outside the United States.

Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Executive Compensation Committee during 2016 was:
•	a current or former officer or employee of our company;
•	a participant during 2016 in a related person transaction that is required to be disclosed; or
•
an executive officer of another entity at which one of our executive officers served during 2016 on either the board of directors or the compensation committee, nor were any of our other directors an executive officer of another entity at which one of our executive officers served on the compensation committee.

Our Director Nominations Process
As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.
Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long‑term interests of our stockholders. In addition, our Corporate Governance Guidelines require that, to be nominated for re-election to our Board, an incumbent director must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy‑making levels in business, government, financial, and other areas relevant to our global operations, experience and history with our company, and stock ownership.

We do not have a formal policy with regard to the consideration of diversity in identifying Board nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business.
Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.
Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled "Stockholder Proposals for 2018 Annual Meeting" for further information.
Communications with Directors
Stockholders or other interested parties wishing to communicate with the Board of Directors, the non‑management directors as a group, the Lead Independent Director or any other individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non‑management directors, or individual directors as appropriate.
Additional Corporate Governance Information
We have adopted the following:
•
Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. As noted below, this code is available on our website. Any amendments or waivers (including implicit waivers) regarding this code for which disclosure is required by applicable NYSE listing standards or the Securities and Exchange Commission's rules will be disclosed on our website.

•
Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

•
Stock Ownership Guidelines. Our stock ownership guidelines apply to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from the date of appointment or election. Unvested equity awards and vested options are not counted in determining whether a director or executive officer holds shares equal to or greater than the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer, 25,000 shares for our other executive officers, and 5,000 shares for directors.

Each of the above is available in the "Corporate Governance" section of our website at nuskinenterprises.com. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

DIRECTOR COMPENSATION
Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time and recommending any adjustments it determines are appropriate. The Nominating and Corporate Governance Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see "Compensation Discussion and Analysis—Use of Compensation Consultant and Competitive Data."
In 2016, each director who did not receive compensation as an executive officer or employee of our company or our affiliates received an annual retainer fee of $50,000, with Mr. Shen's retainer fee being pro-rated for the time he participated on our Board. These directors also received a fee of $1,500 for each meeting of the Board or any committee meeting thereof attended and an additional fee of $1,000 for each committee meeting attended if such director was the chair of that committee. The Lead Independent Director, the Audit Committee chair and all other committee chairs received additional annual retainer fees of $20,000, $15,000 and $10,000, respectively, for their service in those positions. Because the chairs of our Audit Committee and Executive Compensation Committee rotated during 2016, the outgoing and incoming chairs received pro-rated committee chair retainer fees for the time they served as committee chairs. In addition, we may compensate a director $1,500 per day for corporate events or travel that we require, and we may reimburse directors for certain expenses incurred in attending Board and committee meetings and other corporate events. We also may provide company products to our directors for their use.
In 2016, each non-management director also received 5,000 stock options and 1,297 restricted stock units, except that Mr. Shen received 5,000 stock options and 1,000 restricted stock units after joining our Board during 2016. These stock options and restricted stock units will vest on April 30, 2017. The grant date fair value of the 2016 equity awards granted to our non-management directors other than Mr. Shen was approximately 10% lower than the value of the equity awards granted to directors in 2015.
Pursuant to the terms of our Second Amended and Restated 2010 Omnibus Incentive Plan, the total compensation, including all cash compensation as well as the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards under the Plan, provided to any director during any single calendar year cannot exceed $750,000.
Messrs. Lund and Hunt are employees of the company and are not paid under the non-employee director compensation program.

Director Compensation Table – 2016
The table below summarizes the compensation earned by or paid to each of our directors in 2016 except Mr. Hunt, whose compensation is reported in the executive compensation tables. Mr. Hunt serves as a director, but as a company employee he receives no compensation for his services as a director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Nevin N. Andersen	138,500	49,169	71,200	15,468	274,337
Daniel W. Campbell	149,333	49,169	71,200	21,491	291,194
Andrew D. Lipman	131,000	49,169	71,200	11,311	262,680
Neil H. Offen	107,000	49,169	71,200	—	227,369
Thomas R. Pisano	116,167	49,169	71,200	11,186	247,721
Zheqing (Simon) Shen	42,333	61,570	111,550	—	215,453
Edwina D. Woodbury	109,500	49,169	71,200	—	229,869
Steven J. Lund	—	—	—	741,081(3)	741,081

(1)
On May 25, 2016, Messrs. Andersen, Campbell, Lipman, Offen and Pisano and Ms. Woodbury were each granted 1,297 restricted stock units and 5,000 stock options. The stock options have an exercise price of $39.33. On September 21, 2016, Mr. Shen was granted 1,000 restricted stock units and 5,000 stock options.  The stock options have an exercise price of $62.28. The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and do not represent amounts actually received by the director. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2016.

The outstanding stock and option awards held at December 31, 2016 by each of the listed individuals are as follows:
Name	Stock Awards	Option Awards
Nevin N. Andersen	1,297	50,100
Daniel W. Campbell	1,297	40,000
Andrew D. Lipman	1,297	60,100
Neil H. Offen	1,297	30,000
Thomas R. Pisano	1,297	30,000
Zheqing (Simon) Shen	1,000	5,000
Edwina D. Woodbury	1,297	10,000
Steven J. Lund	—	50,000

(2)
This column reports our incremental cost for providing the following: spouse travel to a sales force event where the directors' spouses were expected to attend and help entertain and participate in events with our sales force and their spouses, the amounts reimbursed by us for the payment of taxes with respect to such spouse travel, and company products.

(3)
Consists of Mr. Lund's compensation as an employee of the company for 2016, including a salary of $550,000; a cash incentive plan bonus of $100,730; a discretionary holiday bonus of $23,667; and other compensation of $66,684, including $35,945 in spouse travel ($8,334 of which was to a sales force event where his spouse was expected to attend and help entertain and participate in events with our sales force and their spouses), $15,150  in life insurance premiums, $10,600 in 401(k) contributions, company products, security monitoring, and the amount reimbursed by us for the payment of taxes with respect to spouse travel to the sales force event as noted above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance, align the financial interests of our executives with those of our stockholders, and drive superior stockholder value. The program, which is administered by the Executive Compensation Committee (the "Committee"), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and adjust downward when performance is short of expectations.
We believe that our executive compensation program is one of several key factors that drove our strong revenue and earnings per share growth prior to 2014, and since the disruption to our business in Mainland China in January 2014, we believe that our executive compensation program has helped to drive our recovery from that disruption by providing new performance incentives to recover. Our total stockholder return in 2016 was 30%, showing the turnaround taking effect after two years of decline. In addition, while our 2016 revenue of $2.21 billion was approximately $969 million lower than our 2013 revenue, approximately $380 million of this decline is due to the strengthening of the U.S. dollar since 2013, which we recognize is outside of management's control.
The performance incentives in our executive compensation program have aligned compensation with actual performance; since the beginning of 2014, several performance equity award opportunities and cash bonus opportunities have been unearned and forfeited as a result of falling short of pre-established performance goals. For example, Mr. Hunt has forfeited a total grant value of $6,884,335 in equity awards that were contingent on 2014, 2015 or 2016 performance, and Messrs. Wood, Chang and Dorny have each forfeited $1,042,719 on average. In addition, Mr. Hunt realized just $529,292 in cash incentive bonuses out of a total target amount of $4,234,000 during 2014 to 2016, and Messrs. Wood, Chang and Dorny realized an average of $122,479 out of an average total target amount of $1,072,917. This reflects the pay-for-performance philosophy in which our company provides a meaningful opportunity for compensation upon meeting rigorous performance expectations but does not provide a great deal of guaranteed compensation or pay incentives without performance.
As discussed further below, our 2016 compensation decisions centered primarily around two principles: (1) a recognition that our business was improving from the levels that followed the 2014 Mainland China disruption but was not yet meeting our expectations; and (2) the need to retain, motivate and reward our executive team if the turnaround was successful, recognizing that that they had forfeited most of their performance-based incentive compensation in the previous two years as a result of falling short of the goals.
In 2016, we devised a three-year executive compensation program to balance these two principles. This 2016–2018 program is summarized as follows:
•
To provide an incentive to continue improving our business performance, the three-year program uses a relatively small amount of guaranteed value, focusing on cash incentive awards and on equity awards for which value is realized upon either stock price appreciation or the achievement of challenging performance goals. As discussed in more detail below, the Committee set these goals to help drive the achievement of certain strategic objectives of our company, including growth in Mainland China and success in the continued rollout of two key products.

•
To address our executive retention and motivation concerns, a portion of the future compensation program value for 2017 and 2018 was frontloaded into 2016, providing more equity awards and a higher proportion of time-based awards over performance-based awards in 2016, but then fewer equity awards and a higher proportion of performance-based awards in 2017 and 2018. Unlike our 2016 equity awards, we expect that the grant date fair values of our 2017 and 2018 equity awards will be at approximately the median of our peer group, causing the average over the three years to approximate the 75th percentile.

Thus, our 2016 compensation program is not intended to be viewed as a single year of compensation but, rather, as the first year of a three-year program, with the last two years balancing out the higher compensation that is disclosed for 2016—and in fact, our 2017 compensation decisions to date have followed this strategy, with 2017 equity grants being considerably lower than the one-time incentive provided in 2016.
The 2016 compensation of our executive officers listed in the Summary Compensation Table (collectively, the "named executive officers") reflects our 2016–2018 compensation program. The 2016 increases in our named executive officers' total compensation over 2015 are primarily attributable to (1) equity awards granted in March 2016, none of which have guaranteed value, as they require either stock price appreciation or the achievement of challenging performance goals; and (2) cash incentive bonuses that were earned at 30.5% of target in 2016 based on the partial achievement of challenging goals related to revenue and adjusted operating income.
Our 2017 executive compensation decisions to date have continued to adhere to the principles of our 2016–2018 compensation program. Consistent with the retention and motivation objective of our 2016–2018 compensation program, under which equity awards were frontloaded into 2016, the Committee granted equity awards to our executive officers in March 2017 that have a grant value at approximately the median of our peer group, with 62% of these 2017 awards being performance-based based on grant value. Consistent with our objective of continuing to improve our business performance, our 2017 goals for both equity and non-equity incentive awards are challenging, requiring above-median adjusted earnings per share growth for our performance-based equity awards that are contingent on 2017 performance and, for our cash incentive bonus program, revenue growth that approaches the 75th percentile in relation to our peer group and 75th-percentile adjusted operating income growth.
In addition, as discussed in detail below, as a result of our Chief Executive Officer transition that occurred in March 2017, our Chief Executive Officer target total direct compensation for 2017 will be 59% lower than in 2016, as both cash and equity compensation will decrease from 2016 levels.
At our 2016 annual meeting of stockholders, approximately 99% of the votes cast were in favor of our executive compensation program. When designing our 2017 executive compensation program, the Committee considered, among other things, the 2016 voting results and other feedback we received from our stockholders, which were viewed as supporting our pay philosophy and incentive framework.
Overview
Our executive compensation program consists of a variety of components, including base salary, cash incentive bonuses, equity awards, and retirement benefits. This compensation discussion and analysis is intended to provide greater visibility regarding:
•	our compensation objectives;
•	various components of our compensation program and how they relate to our compensation objectives;

•	factors taken into consideration in establishing executive compensation; and
•	decisions related to the 2016 compensation of our named executive officers and the factors and analysis pertaining to such decisions.
Objectives
The primary objectives of our compensation program are to:
•	successfully recruit, motivate and retain experienced and talented executives;
•	provide competitive compensation arrangements that are tied to corporate and individual performance;
•	align the financial interests of our executives with those of our stockholders; and
•	drive superior stockholder value.
The following table identifies the key components of our compensation program and the objectives of each component:
Component of Compensation Program	Objective
Base Salary	Pay for role Retention Recruitment

Cash Incentive Plan	Short-term incentive Pay for performance Quarterly and annual operating achievement

Equity Incentive Plan	Long-term incentive Pay for performance Stock price performance Stockholder alignment

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a very small portion of their overall compensation.
2016 Executive Compensation Decisions
Our 2016 executive compensation decisions centered primarily around two principles: (1) a recognition that our business was improving from the levels that followed the 2014 Mainland China disruption but was not yet meeting our expectations; and (2) the need to motivate our executive team to turn around our business following two years that were below our internal goals (and for which most cash and equity incentives were not earned or are expected to be forfeited). There was also a retention concern, as a key member of our executive team had resigned in the second half of 2015. In 2016, we devised a three-year executive compensation program to balance these two principles. Each of these items—business performance, executive officer retention and motivation, and our 2016–2018 executive compensation program—is discussed in more detail below.

Business Performance
As summarized in the following table, key financial metrics of our business declined over the three-year period of 2013–2016 but showed positive trends over the shorter time period of 2015–2016.
	2013 ($)	2014 ($)	2015 ($)	2016 ($)	2016 Growth (Decline) Over 2013	2016 Growth (Decline) Over 2015
Revenue	3,176,718	2,569,495	2,247,047	2,207,797	(31)%	(2)%
Earnings per share	5.94	3.11	2.25	2.55	(57)%	13%
End-of-year stock price	138.22	43.70	37.89	47.78	(65)%	26%

Our total stockholder return shows similar trends to those in the table above. As of December 31, 2016, our one-year total stockholder return of 30% was at the 87th percentile of our peer group. In addition, while our 2016 revenue of $2.21 billion was approximately $969 million lower than our 2013 revenue, approximately $380 million of this decline is due to the strengthening of the U.S. dollar since 2013, which we recognize is outside of management's control.
These metrics are indicative of the significant disruption, and gradual recovery, of our business in Mainland China following our voluntary suspension of business meetings and acceptance of applications for new sales representatives in response to media and regulatory scrutiny of our business in January 2014. As indicated by the comparisons to 2015, we believe our business has stabilized, and although we currently believe our business will continue to improve in 2017, performance is not yet meeting our expectations, nor was it at the time 2016 executive compensation decisions were made.
Executive Officer Retention and Motivation
At the time we made 2016 executive compensation decisions, we faced a risk of executive officer attrition due to our executive compensation practices, as exemplified by the following points that were noted in our 2016 proxy statement:
•
We did not pay cash incentive bonuses to our returning named executive officers in either 2014 or 2015 following performance that was below the performance goals and bonus thresholds. (Mr. Napierski earned cash incentive bonuses related to the performance of the region he oversaw prior to becoming an executive officer during 2015.)

•	None of our executive officers' performance-based equity awards that were granted in 2013, 2014 and 2015 vested based on 2014 or 2015 performance.
•	Mr. Hunt's salary had not increased since 2012, and our other returning named executive officers' salaries had not increased since 2014.
•
Mr. Hunt's 2015 actual total cash compensation, consisting of salary, bonus and cash incentive bonus, was the lowest of the non-founder chief executive officers in our peer group, and our other returning named executive officers were at or below the 25th percentile of our peer group.

•
Mr. Hunt's 2015 actual total direct compensation, consisting of total cash compensation and grant date fair value of equity awards, was at approximately the 10th percentile in relation to our peers, and our other returning named executive officers as a group were at approximately the 25th percentile, on average.

•	Our President of Global Sales and Operations had resigned in the second half of 2015.

2016–2018 Executive Compensation Program
Our 2016 executive compensation decisions are not intended to be viewed as decisions regarding a single year of compensation but, rather, as the first year of a three-year program that was designed to address the business performance and executive officer retention and motivation concerns noted above. The program was designed to provide equity awards at the 75th percentile in relation to our peer group on average over the three-year period.
To address our business performance concern, our three-year compensation program uses a relatively small amount of guaranteed value, focusing on cash incentive awards and on equity awards for which value is realized upon stock price appreciation and/or the achievement of challenging performance goals. The Committee set these goals to help drive the achievement of certain strategic objectives of our company, including growth in Mainland China and success in the continued rollout of two key products across many of our markets (the launch of which had begun in 2015 and was continuing in 2016): our ageLOC Youth nutritional supplement and our ageLOC Me customized skin care system. For example, the Committee built a level of success with these strategic objectives into the revenue goals for our cash incentive awards.
To address our executive retention and motivation concerns, the equity program was frontloaded for 2016, providing more awards and a higher proportion of time-based option awards over performance-based awards in 2016. For 2017 and 2018, the equity program was designed to have a higher proportion of performance-based awards and to have total grant date fair values at approximately the median of our peer group, causing the average over the three years to approximate the 75th percentile. Taken as a whole, we estimate that half of the equity grant value under our 2016–2018 executive compensation program will be time-based and half will be performance-based.
The following graphic illustrates, with respect to Mr. Chang's equity awards, the equity component of each year in our 2016–2018 executive compensation program.

2016 Pay for Performance
The following factors demonstrate how the 2016 component of our 2016–2018 executive compensation program aligned with a pay-for-performance philosophy.

Cash Compensation
•
Mr. Hunt received a salary increase in 2016, his first since 2012. He had not received a salary increase in 2014 or 2015 as our business performance was declining. Messrs. Wood and Chang received salary increases during 2016, their first since 2014.  Mr. Napierski received a salary increase in connection with his promotion as an executive officer in 2015 but not in 2016. Mr. Dorny has not received a salary increase since 2014.

•
Our 2016 cash incentive plan goals were challenging. Growth was required for any cash incentive bonus to be earned, with the minimum performance levels required to earn any bonus exceeding actual results in 2015. These goals reflected an above-median revenue growth rate and an above-median adjusted operating income growth rate relative to our peers. As discussed above, these goals were reflective of certain strategic objectives, and these goals were not reset; when the goals were not achieved for certain periods in 2016, no bonus was paid, reflecting the Committee's belief as to the importance of the company's strategic objectives. Based on 2016 performance, bonus payout was just 30.5% of target during 2016, following no bonuses earned in 2014 or 2015.

•
The 2016 increases in our named executive officers' total cash compensation over 2015 are primarily attributable to the earned cash incentive bonuses during 2016. For example, Mr. Hunt's total cash compensation increased $668,448 in 2016, with $529,292 of the increase consisting of his earned cash incentive bonus (no bonus was earned in 2015). The total cash compensation of our other named executive officers increased $136,878 on average, with an average of $120,476 attributable to cash incentive bonuses that were earned in 2016. Total cash compensation consists of salary, holiday bonus and cash incentive bonus.

•
2016 actual total cash compensation, consisting of salary, holiday bonus and actual cash incentive bonus, is below the median for Mr. Hunt, and for the other named executive officers on average, due to the fact that cash incentive bonuses were only earned at 30.5% of target due to not achieving certain quarterly and annual performance goals.

Equity Compensation
•
The adjusted earnings per share goals pertaining to our March 2016 performance-based equity awards were challenging. Growth was required for any awards to be earned in 2016, as the minimum performance levels required to earn any awards exceeded 2015 actual results. Similarly, our minimum 2017 and 2018 adjusted earnings per share goals for the March 2016 awards exceed 2016 and 2017 target amounts, respectively. Based on 2016 adjusted earnings per share, our performance-based equity awards granted in March 2016 and tied to 2016 performance were earned at 102% of target. This is the first time a performance-based equity award was earned since the awards that were contingent on 2013 performance.

•
None of the March 2016 equity awards have guaranteed value because all were granted in the form of either time-based options or performance-based awards. For our named executive officers to realize value from the time-based option awards, our stock price will need to increase, and for the performance-based awards, the challenging performance goals will need to be achieved. Therefore, although there were significant increases in our named executive officers' 2016 target equity compensation values compared to 2015, the pay program is consistent with our pay-for-performance philosophy.

•
The performance-based equity awards that were granted to our named executive officers in March 2014 and March 2015 with earnout based on 2016 adjusted earnings per share results were forfeited when the minimum performance levels for those awards were not achieved in 2016. Furthermore, the March 2015 award's tranche that is based on 2017 adjusted earnings per share is not expected to be earned.

•
As a result of the forfeiture of the 2016 tranches of the March 2014 and March 2015 awards, Mr. Hunt forfeited equity grant value of $2,091,163 due to 2016 performance, and our other named executive officers forfeited an aggregate of $998,101. As required by SEC rules, these amounts are included as compensation in 2014 or 2015 total compensation in our Summary Compensation Tables even though they have been forfeited because the SEC rules require disclosure based on the awards' grant date fair value rather than on the value actually earned. For further information about these forfeitures, see "Performance Awards Contingent on 2016 Performance," below. However, while these amounts are included in the Summary Compensation Table, they did not provide any value when the goals were not met.

•
The time-based stock options that were granted in March 2014, which vest in four annual installments that began in February 2015, are currently underwater, having an exercise price of $82.85, and will not be repriced.

•
The special equity awards of performance-based stock options that were granted to our named executive officers in July 2013 with vesting contingent on adjusted earnings per share over a rolling 12-month period reaching specified levels have not yet been earned. One of the four tranches of this award will be cancelled in 2017 based on failure to achieve the applicable adjusted earnings per share goal by the end of 2016. This will cause Mr. Hunt to forfeit equity grant value of $426,563 that was included in his 2013 compensation. Messrs. Wood, Napierski, Chang and Dorny will forfeit an aggregate of $1,279,688 that was included in their 2013 compensation.

•
None of our ongoing goals have been or will be reset, which means that previous performance-based awards remain difficult to earn. We view the goals as pay-for-performance and do not view resetting goals as consistent with such a philosophy.

2017 Executive Compensation Decisions
Our 2017 executive compensation decisions to date have adhered to the principles of our 2016–2018 executive compensation program outlined above.
Consistent with the motivation and retention objective of our 2016–2018 executive compensation program, under which equity awards were frontloaded into 2016 with an emphasis on time-based awards, the Committee granted equity awards to our executive officers in March 2017. Approximately 70% of the awards to Messrs. Chang and Dorny are performance-based and approximately 30% are time-based based on grant value. (The performance-based percentages for Messrs. Wood and Napierski are 57% and 64%, respectively, because a portion of their awards was driven by their promotions rather than by the three-year executive compensation program that was formulated in 2016, and such portion was split evenly between time-based awards and performance-based awards.) Also, as contemplated in 2016, the grant value of the 2017 awards approximates the median in our peer group for most executive officers.

Consistent with our objective of continuing to improve our business performance, our 2017 goals are challenging:
•
Growth over 2016 will be required for any cash incentive bonus for 2017 annual performance to be earned; under our 2017 cash incentive program, the minimum annual performance levels required to earn any bonus exceed 2016 actual results. The growth rate associated with our revenue target approaches 75th-percentile growth in relation to our peers, and the growth rate associated with our adjusted operating income target is at the 75th percentile.

•
Growth will be required for our March 2017 performance-based equity awards to be earned. The minimum 2017, 2018 and 2019 adjusted earnings per share levels required to earn any portion of the March 2017 awards exceed our 2016 actual results, 2017 target results and 2018 target results, respectively. The growth rate associated with our target 2017 adjusted earnings per share goal is above median.

Chief Executive Officer and President Compensation
As previously disclosed, in March 2017, Mr. Hunt stepped down as the Chief Executive Officer and President of our company because he has accepted a three-year leadership assignment for The Church of Jesus Christ of Latter-day Saints. Mr. Hunt will serve as Vice Chairman of our Board of Directors until our 2017 Annual Meeting of Stockholders and will then serve a three-year leave of absence, the terms of which are currently being determined.
Our Board of Directors appointed Mr. Wood as our Chief Executive Officer and Mr. Napierski as the President of our company.
•
In connection with his promotion to Chief Executive Officer, Mr. Wood's salary will increase from $570,000 to $900,000, his target bonus will increase from 75% to 100% of salary, and he is receiving equity awards with a grant value of $2,767,574. Mr. Wood's 2017 target total direct compensation, consisting of his salary, holiday bonus, target cash incentive bonus and grant value of equity awards, is slightly below the 25th percentile of our peer group for Chief Executive Officer compensation.

The following table illustrates that, as a result of our Chief Executive Officer transition, the target total direct compensation for our Chief Executive Officer will decrease substantially from 2016 to 2017.
	2016 ($)	2017 ($)	Decrease (%)
Base Salary and Estimated Holiday Bonus	1,204,167	935,000	(22%)
Target Cash Incentive Bonus	1,734,000	900,000	(48%)
Equity Award Grant Value	8,411,816	2,767,574	(67%)
Target Total Direct Compensation	11,349,983	4,602,574	(59%)

•
In connection with his promotion to President, Mr. Napierski's salary will increase from $500,000 to $600,000, his target bonus will increase from 75% to 90% of salary, and he is receiving equity awards with a grant value of $1,363,338. Mr. Napierski no longer receives his $150,000 salary adjustment for foreign service, as he is now located in the United States after several years of foreign service. Mr. Napierski's target total direct compensation is near the median of our peer group for President/Chief Operating Officer compensation.

The following table compares our total 2016 and 2017 equity awards based on grant value and illustrates that our 2017 equity awards adhere to the principles of our 2016–2018 executive compensation program. In particular, the 2017 equity grants are substantially lower than, and include a higher proportion of performance-based awards than, the 2016 equity grants due to the 2016 frontload that is discussed above.
	2016		2017
	Total Equity Awards ($)	Percentage Performance-Based	Total Equity Awards ($)	Percentage Performance-Based
Chief Executive Officer	8,411,816	35%	2,767,574	57%
Ryan S. Napierski	2,240,490	42%	1,363,338	64%
Joseph Y. Chang	1,570,223	35%	715,070	70%
D. Matthew Dorny	1,570,223	35%	715,070	70%
	13,792,752	36%	5,561,052	62%

Process for Determining Compensation
Role of Executive Compensation Committee and Chief Executive Officer
The Committee is responsible for establishing and administering our executive compensation program. The Committee, together with the Nominating and Corporate Governance Committee, evaluates the performance of the Chairman and of the Chief Executive Officer. The Committee is then responsible for setting their compensation. The Committee has delegated to the Chief Executive Officer the responsibility for evaluating the performance of the other executive officers and sharing those evaluations with the Committee. The Chief Executive Officer can also make recommendations to the Committee with regard to the compensation packages for other executive officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.
Use of Compensation Consultant and Competitive Data
The Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist the Committee in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested. The compensation consultant engaged by the Committee does not perform any work for us outside of the services it performs for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices.
Peer group information is used by the Committee in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry and are similar in size to us.
The Committee reviews and updates the peer group from time to time to ensure we are utilizing an appropriate group in terms of size and relevance. The peer group was reviewed and revised in 2015, taking into account the input and recommendations of Frederic W. Cook & Co. At the time of the revision, to avoid potential distortion from differences in peer size, the revenue and market capitalization of the companies included in the peer group fell within a range of about 25% and 400% of our revenue and market capitalization. The following companies were included in our 2015 peer group:
• Avon Products, Inc.	• Newell Rubbermaid Inc.(1)
• Church & Dwight Co., Inc.	• Primerica, Inc.
• The Clorox Company	• Revlon, Inc.
• Edgewell Personal Care Company	• Sally Beauty Holdings, Inc.
• GNC Holdings, Inc.	• Sensient Technologies Corporation
• The Hain Celestial Group, Inc.	• Tupperware Brands Corporation
• Helen of Troy Limited	• Ulta Salon, Cosmetics & Fragrance, Inc.
• Herbalife Ltd.	• USANA Health Sciences, Inc.
• International Flavors & Fragrances Inc.

(1)	Newell Rubbermaid Inc. changed its name to Newell Brands Inc. in April 2016.

Risks Arising From Compensation Policies and Practices
In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees. As discussed above, our management believed that our company faced a risk of executive officer attrition due to our executive compensation practices, which was one of the reasons for implementing our 2016–2018 executive compensation program. Our management also concluded that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us resulting from risk management practices or risk-taking incentives.
In reaching this conclusion, our management considered the following factors:
•
Our compensation programs are market driven and balance short-term incentives with significant long-term equity incentives. Performance equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our stock ownership guidelines help to ensure that a portion of our executives' equity incentives remains tied to our long-term performance.

•
Our global cash incentive compensation is based on revenue and adjusted operating income, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, as opposed to other credit arrangements, which minimizes risk associated with our revenue-based incentives. We reduced maximum bonuses under our 2015 and 2016 cash incentive plans to 200% of the target bonus, down from 250% in 2014. Additionally, the Board of Directors and management regularly review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

•	A substantial portion of compensation is provided in the form of long-term equity incentives with multi-year vesting.
•
We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in margin accounts and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions. Our directors and employees, including executive officers, also are prohibited from pledging their securities in our company.

Mix of Compensation
When the Committee reviews an executive officer's compensation, it does not use a specific formula or allocation target to establish the level or mix of compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a substantial amount of compensation to corporate performance under our cash incentive plan and equity incentive plan.
The Committee also reviews each executive officer's total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies.

Components of Compensation
Base Salary
Base salaries are provided to reflect the individual's responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:
•	current market practices and salary levels;
•	each executive officer's responsibilities, experience in their position and capabilities;
•	individual performance and company performance;
•	the relative role and contribution of each executive officer in the company;
•	competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers;
•	the recommendations of the Chief Executive Officer; and
•	prior-year financial performance and current-year performance projections.
Base salaries for executive officers are typically reviewed annually during our evaluation period in the first quarter. The Committee does not assign specific weights to the factors identified above, but emphasizes establishing base salaries that are competitive in order to attract and retain qualified and effective executive officers.
In the first quarter of 2016, the Committee reviewed the base salaries of each of the named executive officers and determined to increase the salaries of Messrs. Hunt, Wood and Chang. This was the first salary increase for Mr. Hunt since 2012 and the first salary increase for Messrs. Wood and Chang since 2014. Mr. Dorny's salary was not increased and had not increased since 2014. The named executive officers' salaries, together with the prior salaries that were reviewed in the first quarter of 2016, are as follows:
Named Executive Officer	Prior Salary ($)	Adjusted Salary ($)	Increase ($)	Increase (%)
M. Truman Hunt	1,000,000	1,156,000	156,000	16%
Ritch N. Wood	535,000	570,000	35,000	7%
Ryan S. Napierski	650,000(1)	650,000(1)	—	0%
Joseph Y. Chang	575,000	595,000	20,000	3%
D. Matthew Dorny	440,000	440,000	—	0%

(1)
Mr. Napierski's actual 2015 salary reported in the Summary Compensation Table is less than the amount in the "Prior Salary" column because he became an executive officer in September 2015, at which time his salary was increased to the amount shown above. Mr. Napierski's Prior Salary and Adjusted Salary include an adjustment of $150,000 pursuant to the company's standard practice of augmenting the salaries of its expatriate employees for their foreign service. Prior to September 2015, Mr. Napierski served as President of our North Asia region. Throughout 2015 and 2016, he maintained a residence in Asia, and his family had not yet relocated to the United States. Mr. Napierski no longer receives this salary adjustment for foreign service, as he is now located in the United States after several years of foreign service.

Cash Incentive Bonus
Consistent with our objective to tie a significant portion of the executive officers' compensation to our financial performance, in 2016 we awarded performance-based cash incentive bonuses under our Amended and Restated 2010 Omnibus Incentive Plan. We believe these bonuses motivate executive officers and reward them for achieving short-term operating performance levels.

These bonuses are also structured to avoid rewarding our executive officers when performance does not meet expectations. Based on our performance during 2016, the bonus earned in our executive cash incentive program was 30.5% of the aggregate annual target bonus.
Our executive cash incentive bonuses are determined based on equally weighted revenue and adjusted operating income performance levels. The company believes revenue measures management's effectiveness in growing the business and that adjusted operating income measures their effectiveness in growing the business profitably. For purposes of the cash incentive bonus, revenue and adjusted operating income are calculated on a constant currency basis, and adjusted operating income excludes certain predetermined items so that extraneous items not within the control of management are excluded. Revenue and adjusted operating income are equally weighted because management is responsible for both growing the business and increasing profitability, including by controlling costs. Our executive incentive plan allocates 50% of the cash incentive bonus to annual performance levels and 50% to quarterly performance levels, with 12.5% allocated to each quarter. A portion of the cash incentive bonus is tied to quarterly performance levels to motivate focused performance in each quarter, while the annual portion recognizes that strong annual results are a critical benchmark for stockholders.
Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a cash incentive bonus equal to a pre-established percentage of salary, the "target bonus." If goal performance levels are not met, the bonus decreases linearly until reaching 50% of the target bonus at the minimum performance levels. If minimum adjusted operating income performance levels are not met, as was the case in certain periods in 2016, no bonus is paid, except that the Committee has the discretion to pay a bonus based on achievement of individual performance objectives in an amount up to 10% of the executive's target bonus. The Committee did not exercise this discretion in 2016. If minimum adjusted operating income performance levels are met but minimum revenue performance levels are not, 25% of the target bonus is earned. To the extent actual revenue or adjusted operating income exceed goal performance levels, the bonus increases linearly above the target bonus until reaching 200% of the target bonus at the "stretch" performance levels. For actual revenue or adjusted operating income above the stretch performance levels in a given quarter or for the year, the bonus increases linearly above 200% of the target bonus 1% for every 1% that actual performance exceeds the stretch performance level, until reaching 250% of the target bonus percentage. However, although an executive officer's bonus earned for revenue or adjusted operating income performance in a given quarter or for the year may separately exceed 200% of the associated target bonus, the aggregate quarterly and annual bonuses may not exceed 200% of the aggregate annual target bonus.
We set the target bonus as a percentage of base salary based on an executive officer's position and responsibility and on market practices. The target bonus is intended to tie a significant portion of an executive officer's total cash compensation to our performance. We set the 2016 target bonus percentage at 150% of salary for Mr. Hunt and 75% of salary for our other named executive officers. For 2017, Mr. Wood's target bonus percentage as Chief Executive Officer is 100%, Mr. Napierski's target bonus percentage as President is 90%, and our other named executive officers' target bonus percentages will remain at 75%. For purposes of calculating Mr. Napierski's target bonus in 2016, his salary did not include the $150,000 adjustment for foreign service that is described in footnote 1 of the table in "Base Salary," above. To motivate and reward individual performance, the Committee may reduce an executive's cash incentive bonus by up to 20% if an executive does not achieve individual performance goals designed to support strategic business imperatives. The Committee may also reduce an executive's cash incentive bonus if the executive fails to achieve certain compliance-related objectives.
In establishing minimum revenue and operating performance levels (the level at which 50% of the target bonus is paid), goal revenue and operating performance levels (the level at which 100% of the target bonus is paid), and stretch revenue and adjusted operating income performance levels (the level at which 200% of the target bonus is paid), the Committee considered various factors, including our recent performance and current business plans, desired core growth rates, general business and economic conditions and business risks. The Committee also considered our company's strategic objectives, including growth in Mainland China and success in the continued rollout of two key products across many of our markets (the launch of which had begun in 2015 and was continuing in 2016): our ageLOC Youth nutritional supplement and our ageLOC Me customized skin care system. For example, for 2016, the Committee built a level of success with these strategic objectives into the revenue goals for our cash incentive awards. In addition, the performance targets were set at levels that benchmarked above-median revenue and adjusted operating income growth rates relative to our peer group at the time the goals were established.

To provide incentives that are earned for operating performance that is within the control of the executive officers, the performance levels are based on constant currency rates and exclude certain items as determined by the Committee at the time the performance levels were established, such as expenses resulting from litigation that was pending prior to 2016.
Stretch performance levels are set at a level that the Committee considers to be extraordinary performance. The following tables set forth the correlation between minimum, goal and stretch performance levels for 2016, measured as a percentage of goal performance levels, together with the percentage of target bonus that could be earned at such levels.
	Minimum	Goal	Stretch
Revenue
Percentage of goal performance level	95.3%	100.0%	105.7%
Percentage of target bonus paid	50.0%	100.0%	200.0%

The percentage of target bonus earned increases 10.6% for every 1% increase in achievement of the goal revenue performance level from the minimum revenue performance level to the goal revenue performance level, and 17.5% for every 1% increase in excess of the goal revenue performance level from the goal revenue performance level to the stretch revenue performance level.
	Minimum	Goal	Stretch
Adjusted Operating Income
Percentage of goal performance level	94.4%	100.0%	106.5%
Percentage of target bonus paid	50.0%	100.0%	200.0%

The percentage of target bonus earned increases 8.9% for every 1% increase in achievement of the goal adjusted operating income performance level from the minimum adjusted operating income performance level to the goal adjusted operating income performance level, and 15.4% for every 1% increase in excess of the goal adjusted operating income performance level from the goal adjusted operating income performance level to the stretch adjusted operating income performance level.
It is also important to note that the Committee considers the revenue and adjusted operating income performance levels within the context of desired core growth rates, determined on a constant currency basis and excluding certain predetermined items, to be achieved from the prior year in establishing the appropriate performance levels. For example, the goal revenue performance level for the annual period in 2016 represented a 6.0% constant currency growth rate over 2015 and the goal adjusted operating income performance level represented a 18.5% constant currency growth rate over 2015. The growth rates associated with the stretch performance levels for revenue and adjusted operating income were approximately 2.0 and 1.4 times the growth rates associated with the goal performance levels, respectively. Actual performance was approximately 5.7% and 11.4% below our revenue and adjusted operating income goal performance levels, respectively.

As established by the Committee, the percentage of target bonus paid for actual quarterly and annual revenue and adjusted operating income performance was calculated as follows:
•
For actual performance between the minimum performance levels and the goal performance levels, the percentage of target bonus paid is equal to 100% – [(100% – 50%) × (actual performance – goal performance level) / (minimum performance level – goal performance level)].

•
For actual performance between the goal performance levels and the stretch performance levels, the percentage of target bonus paid is equal to 100% + [(200% – 100%) × (actual performance – goal performance level) / (high performance level – goal performance level)].

•
For actual performance exceeding the stretch performance levels, the percentage of target bonus paid is equal to 100% + (actual performance / stretch performance level), subject to a ceiling of 250% of target bonus for the incentive period and an aggregate annual ceiling of 200% of target bonus.

The table below sets forth the adjusted operating income and revenue performance levels for the incentive periods in 2016, the actual performance, the percentage of the goal performance levels achieved, and the percentage of the target bonus that was paid. We have included the growth rates over the prior-year period to help provide a clearer understanding of the performance levels under the incentive plan.
                                                                                                                                                 (dollar amounts expressed in thousands)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Annual
Revenue (50% weight)
Goal performance level(1)	$546,000	$643,000	$580,000	$610,000	$2,379,000
Constant currency growth rate over prior year	0.5%	14.8%	1.5%	7.0%	6.0%
Actual performance	$496,000	$616,104	$596,642	$535,104	$2,243,850
Constant currency growth rate over prior year	(8.7)%	10.0%	4.4%	(6.1)%	0.0%
Percentage of goal performance level achieved	90.8%	95.8%	102.9%	87.7%	94.3%
Percentage of target bonus paid	0.0%	66.4%	155.5%	0.0%	0.0%
Adjusted Operating Income (50% weight)
Goal performance level(2)	$66,612	$89,377	$71,340	$78,690	$306,019
Constant currency growth rate over prior year	(3.0)%	24.5%	(11.3)%	21.1%	7.0%
Actual performance	$46,974	$84,660	$78,635	$60,978	$271,247
Constant currency growth rate over prior year	(31.6)%	17.9%	(2.2)%	(6.2)%	(5.1)%
Percentage of goal performance level achieved	70.5%	94.7%	110.2%	77.5%	88.6%
Percentage of target bonus paid	0.0%	61.7%	204.8%	0.0%	0.0%

(1)
Minimum revenue performance levels for the four quarterly and annual periods were $530,000; $603,000; $560,000; $575,000 and $2,268,000, respectively. Stretch revenue performance levels were $565,000; $690,000; $610,000; $650,000 and $2,515,000, respectively.

(2)
Minimum adjusted operating income performance levels for the four quarterly and annual periods were $63,600; $83,214; $68,320; $73,600 and $288,734, respectively. Stretch adjusted operating income performance levels were $70,060; $96,255; $75,030; $84,500 and $325,845, respectively.

For 2016, the aggregate annual bonus earned in our executive cash incentive program was 30.5% of the aggregate annual target bonus. Although bonuses were earned in the second and third quarters, actual performance for the first and fourth quarters and for the year fell below our pre-established minimum performance levels for revenue and adjusted operating income. The company did not provide any discretionary bonuses to the named executive officers (other than the holiday bonus, which was provided to all corporate employees) despite the low bonus funding that resulted from performance below our goals.
Due to the level at which 2016 cash incentive bonuses funded, total actual cash compensation was at or below the median for each of our named executive officers in relation to our peer group.
	2016 Total Actual Cash Compensation(1)
Named Executive Officer	($)	Approx. Percentile vs. Peers(2)
M. Truman Hunt	1,710,715	30P
Ritch N. Wood	719,109	25P
Ryan S. Napierski	652,299	50P
Joseph Y. Chang	753,424	35P
D. Matthew Dorny	559,813	20P

(1)	Includes salary, bonus and non-equity incentives paid under annual cash incentive bonus plan. Does not include Mr. Napierski's $150,000 adjustment for his foreign service.
(2)	Percentiles are in relation to peers excluding founders.
Equity Awards
The equity component of our 2016 compensation program was designed to emphasize performance-based equity awards.
Annual Equity Grants
Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. In order to accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards and our stock ownership guidelines that require our executive officers to hold stock. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.
We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors consisting of:
•	practices of peer companies;
•	degree of responsibility for overall corporate performance;
•	overall compensation levels;
•	changes in position and/or responsibilities;
•	individual performance;

•	company performance;
•	total stockholder return;
•	degree of performance risk in the equity grant program;
•	potential dilution of our overall equity grants;
•	accumulated realized and unrealized value of past equity awards;
•	associated expenses of equity awards;
•	the recommendations of the Chief Executive Officer; and
•	data and context provided by our compensation consultant.
Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings (inclusive of stock sales proceeds over the previous three years) of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.
Use of Performance-Based Awards
Although we consider time-based stock options to be performance-based because the stock price must increase after the grant for value to be realized, we believe that the performance nature of our equity grants is further enhanced by making a meaningful portion of equity grants in the form of performance-contingent options or performance-contingent restricted stock units that are earned for achieving multi-year performance goals. Accordingly, as reflected in the following tables—and consistent with our 2016–2018 executive compensation program described above—each of the named executive officers was granted approximately 35% of their equity awards in the form of performance stock options and performance restricted stock units during 2016. This percentage will increase to more than 50% for 2017 based on both the number of awards and the grant date fair value.
				Percentage Performance-Based
Named Executive Officer	Performance Stock Options (1)	Performance Restricted Stock Units (1)	Time-Based Stock Options	Number of Awards	Grant Date Fair Value

M. Truman Hunt	263,400	—	486,600	35%	35%
Ritch N. Wood	63,400	—	136,600	32%	32%
Ryan S. Napierski	59,200	10,000	115,800	37%	42%
Joseph Y. Chang	49,400	—	90,600	35%	35%
D. Matthew Dorny	49,400	—	90,600	35%	35%
	484,800	10,000	920,200	35%	36%

(1)
Reflects the number of shares of stock that would have become eligible for vesting or exercisable if performance had been achieved at the goal performance level, the same number used for calculating grant date fair value for purposes of the Summary Compensation Table.

Our performance-based equity awards generally become eligible for vesting based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The terms of the performance-based equity awards that were granted in March 2016 give named executive officers the opportunity to earn up to 150% of their target award if performance meets certain pre-defined, "stretch" levels. Consistent with our historical practice, named executive officers earn 100% of their target award if performance is at goal level, and they earn 50% of their target award if performance is at the minimum level. In addition, as with 2014 and 2015, the 2016 performance-based equity awards are divided into three equal tranches.  The tranches are contingent on performance over 2016, 2017 and 2018, respectively.

Performance Awards Contingent on 2016 Performance
For the tranche of our annual performance-based equity awards granted in March 2016 that was contingent on 2016 performance, the minimum, goal and stretch adjusted earnings per share levels were $2.79, $3.00 and $3.30, respectively. These levels were based on expectations as of the beginning of 2016. Our 2016 actual adjusted earnings per share as calculated for purposes of the performance awards were $3.01, and as a result, 102% of the target award was earned. As compared to our 2016 reported earnings per share of $2.55, our adjusted earnings per share reflect adjustments of $0.36 per share from our Japan customs expense in the first quarter of 2016 and $0.10 per share from a tax charge related to the enactment of a new U.S. tax regulation in December 2016.
Because our 2016 actual adjusted earnings per share were less than our pre-established 2016 minimum performance levels of $4.15 for the March 2015 awards and of $7.60 for the March 2014 awards, our returning named executive officers forfeited both of these performance-based equity awards that were based on 2016 performance. (Mr. Napierski became an executive officer in September 2015 and therefore did not receive these awards.)
The following table summarizes the performance-based equity awards that our named executive officers forfeited as a result of 2016 performance. It also includes the grant date fair values for such awards, which values were included in the Summary Compensation Table for the year in which the grants were made.
Named Executive Officer	Grant Date	Award Type	Underlying Shares Forfeited (#)(1)	Grant Date Fair Value Forfeited ($)
M. Truman Hunt	3/31/2014	Performance-Based Restricted Stock Units	15,000	1,185,300
	3/10/2015	Performance-Based Restricted Stock Units	17,367	905,863
			32,367	2,091,163

Ritch N. Wood	3/31/2014	Performance-Based Stock Options	2,867	88,189
	3/31/2014	Performance-Based Restricted Stock Units	1,700	134,334
	3/10/2015	Performance-Based Stock Options	2,867	56,595
	3/10/2015	Performance-Based Restricted Stock Units	1,700	88,672
			9,134	367,790

Ryan S. Napierski	—	—	—	—

Joseph Y. Chang	3/31/2014	Performance-Based Stock Options	2,867	88,189
	3/31/2014	Performance-Based Restricted Stock Units	1,700	134,334
	3/10/2015	Performance-Based Stock Options	2,867	56,595
	3/10/2015	Performance-Based Restricted Stock Units	1,700	88,672
			9,134	367,790

D. Matthew Dorny	3/31/2014	Performance-Based Stock Options	2,167	66,657
	3/31/2014	Performance-Based Restricted Stock Units	1,167	92,216
	3/10/2015	Performance-Based Stock Options	2,167	42,777
	3/10/2015	Performance-Based Restricted Stock Units	1,167	60,871
			6,668	262,521

(1)
Reflects the number of shares of stock that would have become eligible for vesting or exercisable if performance had been achieved at the goal performance level, the same number used for calculating grant date fair value for purposes of the Summary Compensation Table in the respective year.

North Asia Region Special Incentive Award
In 2014, we granted a special incentive award to Mr. Napierski related to the future long-term performance of our North Asia region, where Mr. Napierski was serving as President. The award consists of performance cash and performance-based stock options, which vest based on achievement of the following objectives during the three-year period ending December 31, 2017:
•	Continuously maintaining the title of President of our North Asia region or a position overseeing that position;
•	A viable successor replacing or being prepared to replace Mr. Napierski; and
•	Goals for North Asia profitability and for the compound annual growth rate of North Asia revenue.
Since becoming an executive officer in September 2015, Mr. Napierski has continued to oversee the President of our North Asia region for purposes of the first objective listed above. If the first and second objectives listed above are achieved, then the incentive award will vest based on the degree to which the profitability and compound annual growth rate objectives are achieved over the three-year period. If these objectives are achieved at a minimum performance level, performance cash of $250,000 will vest. If these objectives are achieved at an intermediate performance level, 15,000 stock options and performance cash of $500,000 will vest. If these objectives are achieved at a high level, 30,000 stock options and performance cash of $750,000 will vest. For more information about this award, see footnote 3 to the Outstanding Equity Awards at Fiscal Year-End – 2015 table.
Clawback Policy
Our equity incentive awards and our cash incentive awards contain clawback or recoupment provisions that allow the Committee to recover an executive's gains from the exercise or vesting of such awards in case of a financial restatement or if an executive materially breaches certain obligations or covenants, including non-competition and non-solicitation covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the exercise or vesting of cash and equity awards during the twelve months preceding the act or anytime thereafter.
Pursuant to the terms of our Second Amended and Restated 2010 Omnibus Incentive Plan, any and all awards granted thereunder will be cancelled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity or material misconduct that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee.
In addition, all compensation awarded under our current and prior incentive plans will be subject to recovery or other penalties pursuant to (i) any future clawback policy of the company, as may be adopted or amended from time to time, and (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto.
Stock Ownership Guidelines
Our stock ownership guidelines are designed to motivate our executive officers to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines provide that executive officers must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from appointment as an executive officer. Unvested equity awards and vested options are not counted in determining whether an executive officer holds shares equal to or greater than the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer and 25,000 shares for our other executive officers. As of March 1, 2017, based on the closing price of $49.69 for our Class A Common Stock on the NYSE, these levels of ownership were valued at $4,969,000 and $1,242,250, respectively. Based on these values, the ownership level required for our Chief Executive Officer represents approximately 4.3 times Mr. Hunt's base salary in effect as of the end of 2016, and the ownership level required for the other named executive officers represents approximately 2.2 times the average of the base salaries in effect as of the end of 2016 for Messrs. Wood, Napierski, Chang and Dorny. As of March 1, 2017, all of our named executive officers owned more than the number of shares designated for the positions they held as of March 1, 2017.

As Mr. Wood was promoted to Chief Executive Officer on March 7, 2017, he will be subject to the retention guidelines discussed above until he owns 100,000 shares. Based on the closing price of $50.22 for our Class A Common Stock on the NYSE on March 7, 2017, this ownership level equates to $5,022,000, or 5.6 times Mr. Wood's $900,000 salary that he will receive as Chief Executive Officer.
Retirement and Other Post-Termination Benefits
Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We do not make any matching contributions for named executive officers under the deferred compensation plan. We generally make a discretionary contribution (historically 10% of each executive officer's salary), which may be allocated between the executive officer's 401(k) and deferred compensation plan accounts. Discretionary contributions to an executive officer's 401(k) plan account vest 20% per year for the first five years of service. Discretionary contributions to an executive officer's deferred compensation plan account vest 50% at 10 years of service and 5% each year thereafter. Vested company contributions in the deferred compensation plan may be subject to forfeiture.
As more fully described and quantified below in "Narrative to Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreement" and in the table titled "Potential Payments Upon Termination or Change in Control," we have an executive employment agreement with Mr. Chang that provides for certain change in control and termination benefits. We do not provide excise tax gross-up protection to any of our named executive officers. Any cash severance payment under the employment agreements or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. They also assist us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of us and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.
Perquisites and Other Personal Benefits
We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-provided vehicles, properties, sporting event tickets, company products and sales force event-related spouse travel. We do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits generally represent a very small portion of an executive officer's overall compensation and provide a benefit to us and our stockholders. During 2016, Mr. Napierski received additional expatriate-related perquisites and personal benefits, including an education and housing allowance, tax payments and other benefits, because he maintained a residence in Asia and his family had not yet relocated to the United States. The amount of these benefits is included in footnote 5 to the Summary Compensation Table.

Indemnification and Advancement of Expenses
We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which these individuals will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions to which they were, are, or are threatened to be made a party, or actions otherwise involving them, in connection with their service to the company. The indemnification agreements also include related provisions outlining the procedures for obtaining such benefits, and they generally require us to obtain and maintain director and officer liability insurance.
Tax Limitations on Deductibility
We have taken into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated executive officers employed at the end of the year (other than our Chief Financial Officer) by structuring a significant portion of our compensation as performance-based. Our current cash incentive plan and equity incentive plan have been approved by our stockholders, and the awards under these plans can qualify as "performance-based" for purposes of the deductibility limitations. While we try to structure compensation so that it will be deductible for income tax purposes, we also exercise judgment and may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of us and our stockholders.
Executive Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement. Based such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Thomas R. Pisano, Chairman
Daniel W. Campbell
Andrew D. Lipman
Neil H. Offen

Executive Compensation Tables and Accompanying Narrative
Summary Compensation Table
The following table summarizes the total compensation of each of the named executive officers for 2014, 2015 and 2016, as calculated in accordance with SEC rules. The amounts in the "Stock Awards" and "Option Awards" columns do not necessarily reflect the amounts actually earned by the named executive officer because they include performance-based equity awards that were granted during the respective year regardless of whether they were ultimately earned, based on company performance. See the Adjusted Summary Compensation Table, below, for further information.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

M. Truman Hunt President and Chief Executive Officer	2016	1,130,006	51,417	—	8,411,816	529,292	154,240	10,276,771
	2015	1,000,000	42,267	2,717,882	520,590	—	133,925	4,414,663
	2014	1,000,000	42,402	3,613,800	—	—	102,878	4,759,080

Ritch N. Wood Chief Financial Officer	2016	564,117	24,500	—	2,242,650	130,492	93,955	3,055,714
	2015	535,000	25,392	266,050	399,925	—	105,892	1,332,259
	2014	530,833	23,027	409,564	552,573	—	74,786	1,590,783

Ryan S. Napierski(6) President of Global Sales and Operations	2016	660,000	27,833	277,899	1,962,592	114,466	1,117,320	4,160,109
	2015	538,077	27,600	398,085	799,176	102,570	2,464,049	4,329,556

Joseph Y. Chang Chief Scientific Officer and Executive Vice President of Product Development	2016	591,667	25,542	—	1,570,223	136,215	92,490	2,416,137
	2015	575,000	24,558	558,435	399,925	—	91,341	1,649,259
	2014	570,833	24,693	409,564	552,573	—	66,799	1,624,462

D. Matthew Dorny General Counsel	2016	440,000	19,083	—	1,570,223	100,730	81,172	2,211,207
	2015	440,000	18,933	182,582	311,581	—	75,190	1,028,286
	2014	436,667	19,068	281,072	409,882	—	59,394	1,206,083

(1)
Messrs. Napierski, Chang and Dorny deferred a portion of their salaries under our nonqualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation – 2016 table. Each of the named executive officers also contributed a portion of his salary to our 401(k) retirement savings plan.

(2)
The amounts reported in this column include gift payments that we have historically made to all corporate employees as year‑end holiday gifts in the form of a gift certificate or similar merchant credit arrangement, and cash in an amount equal to a percentage of each employee's base salary (approximately two weeks of salary). Mr. Hunt also received a bonus for reaching a years-of-service milestone.

(3)
The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the named executive officers. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2016.

The aggregate grant date fair value of the 2016 performance-based stock and option awards, assuming achievement of the maximum performance level, would be respectively: Mr. Hunt – $0 and $4,450,143; Mr. Wood – $0 and $1,071,143; Mr. Napierski – $416,848 and $1,000,184; Mr. Chang – $0 and $834,613; and Mr. Dorny – $0 and $834,613. The foregoing amounts do not include the value of the time-based stock options that were granted during 2016, which are reflected in the Option Awards column.
(4)
The amounts reported in this column are cash awards to the named executive officers made pursuant to our Amended and Restated 2010 Omnibus Incentive Plan. See the "Compensation Discussion and Analysis—Cash Incentive Bonus" section for information regarding these awards. Messrs. Napierski and Chang deferred a portion of their incentive bonuses under our nonqualified Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation – 2016 table.

(5)	The following table describes the components of the All Other Compensation column for 2016 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Tax Payments ($)(a)	Life Insurance Premiums Paid by Company ($)(b)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(c)	Total ($)
M. Truman Hunt	115,600	—	1,571	10,600	26,468	154,240
Ritch N. Wood	57,000	3,538	838	10,600	21,978	93,955
Ryan S. Napierski	65,000	547,233(d)	294	10,600	494,193(d)	1,117,320
Joseph Y. Chang	59,500	3,538	3,270	10,600	15,582	92,490
D. Matthew Dorny	44,000	2,960	1,016	10,600	22,596	81,172

(a)
This column reports amounts reimbursed by us for the payment of taxes with respect to travel of the named executive officers' spouses to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected not to pay the income taxes associated with non-business related perquisites. For Mr. Napierski, this column also includes tax payments associated with his income earned outside of the United States. For further discussion regarding tax payments, see "Compensation Discussion and Analysis—Perquisites and Other Personal Benefits."

(b)
This column reports premiums paid to obtain term life insurance policies with coverage, as of December 31, 2016, of $750,000 for Messrs. Hunt and Dorny and $500,000 for Messrs. Wood, Napierski and Chang.

(c)
This column reports our incremental cost for perquisites and personal benefits provided to the named executive officers. In 2016, these included the personal use of company‑provided vehicles and properties; AAA membership; tickets, travel and hospitality for sporting events; company products; security monitoring; and spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. In addition, Mr. Napierski received expatriate benefits, including payments for a housing allowance of $212,163, a cost of living allowance of $133,969, and an education allowance of $78,625.

(d)
Portions of these amounts were paid in Japanese yen. The amounts were converted to U.S. dollars using a weighted average exchange rate for the month in which the payment was made. During 2016, these exchange rates ranged from 101.31 to 118.19 Japanese yen per U.S. dollar.

(6)
Mr. Napierski's compensation is significantly higher than the compensation of our other non-CEO named executive officers primarily because he received the expatriate benefits that are summarized in footnotes (5)(a) and (c), above.

Adjusted Summary Compensation Table
As required by SEC rules, the Summary Compensation Table reflects equity awards at their grant date fair value computed in accordance with applicable accounting standards, which is driven in part by the stock price at the time of grant, even though that grant value, or any value at all, may not ultimately be earned.
Performance-based equity awards granted by the company are earned, if at all, over multiple years. Performance-based equity awards granted in 2014, 2015 and 2016 were divided into three equal tranches, with the first tranche contingent on performance during the year of grant and the second and third tranches contingent on performance during the next two years, respectively.
Based on the company's performance during 2014 and 2015, all tranches of awards granted in 2014 and 2015 that were contingent on 2014, 2015 and 2016 performance were forfeited. Based on the company's performance during 2016, the tranche of the awards granted in 2016 that was contingent on 2016 performance vested slightly above target, at 102%. The following table shows each named executive officer's total compensation, with the grant date fair value of the forfeited awards deducted from, and of the awards that vested above target added to, the compensation of the year in which the grant was made.
			Adjustments for Forfeited or Above-Target Equity Awards
Name and Principal Position	Year	Total Compensation in Summary Compensation Table ($)	Above-Target (Forfeited) Stock Awards ($)	Above-Target (Forfeited) Option Awards ($)	Adjusted Total Compensation ($)
M. Truman Hunt President and Chief Executive Officer	2016	10,276,771	—	19,404	10,296,175
	2015	4,414,663	(905,863)	—	3,508,801
	2014	4,759,080	(1,185,300)	—	3,573,780

Ritch N. Wood Chief Financial Officer	2016	3,055,714	—	4,674	3,060,388
	2015	1,332,259	(88,672)	(56,595)	1,186,992
	2014	1,590,783	(134,334)	(88,189)	1,368,260

Ryan S. Napierski President of Global Sales and Operations	2016	4,160,109	1,947	4,365	4,166,431
	2015	4,329,556	—	—	4,329,556
	2014	—	—	—	—

Joseph Y. Chang Chief Scientific Officer and Executive Vice President of Product Development	2016	2,416,137	—	3,647	2,419,784
	2015	1,649,259	(88,672)	(56,595)	1,503,992
	2014	1,624,462	(134,334)	(88,189)	1,401,939

D. Matthew Dorny General Counsel	2016	2,211,207	—	3,647	2,214,854
	2015	1,028,286	(60,871)	(42,777)	924,639
	2014	1,206,083	(92,216)	(66,657)	1,047,210

Grants of Plan‑Based Awards – 2016
The following table provides information about equity and non‑equity awards granted to the named executive officers in 2016.
Name	Grant Date	Estimated Future Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)

M. Truman Hunt	3/2/2016	—	—	—	131,700	263,400	395,100	—	30.63	2,966,762
	3/2/2016	—	—	—	—	—	—	486,600	30.63	5,445,054
	N/A	433,500	1,734,000	3,468,000	—	—	—	—	—	—

Ritch N. Wood	3/2/2016	—	—	—	31,700	63,400	95,100	—	30.63	714,096
	3/2/2016	—	—	—	—	—	—	—	—	—
	3/2/2016	—	—	—	—	—	—	136,600	30.63	1,528,554
	N/A	106,875	427,500	855,000	—	—	—	—	—	—

Ryan S. Napierski	3/2/2016	—	—	—	29,600	59,200	88,800	—	30.63	666,790
	3/2/2016	—	—	—	5,000	10,000	15,000	—	—	277,899
	3/2/2016	—	—	—	—	—	—	115,800	30.63	1,295,802
	N/A	121,875	487,500	975,000	—	—	—	—	—	—

Joseph Y. Chang	3/2/2016	—	—	—	24,700	49,400	74,100	—	30.63	556,409
	3/2/2016	—	—	—	—	—	—	—	—	—
	3/2/2016	—	—	—	—	—	—	90,600	30.63	1,013,814
	N/A	111,563	446,250	892,500	—	—	—	—	—	—

D. Matthew Dorny	3/2/2016	—	—	—	24,700	49,400	74,100	—	30.63	556,409
	3/2/2016	—	—	—	—	—	—	—	—	—
	3/2/2016	—	—	—	—	—	—	90,600	30.63	1,013,814
	N/A	82,500	330,000	660,000	—	—	—	—	—	—

(1)
The amounts reported in these columns reflect potential payouts for 2016 under our cash incentive plan if the respective levels of performance were achieved for all quarters and for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all company performance metrics were at goal performance levels. The amounts reported in the Max column reflect the potential payout if all company performance metrics were at or above stretch performance levels.

(2)
The awards reported in these columns are performance restricted stock units and performance stock options granted under our Amended and Restated 2010 Omnibus Incentive Plan. The amounts reported in these columns reflect the potential number of shares of stock that become eligible for vesting or exercisable pursuant to these performance equity awards if certain financial metrics are achieved. The amount reported in the Threshold column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the minimum level required for any shares of stock to become eligible for vesting or exercisable. The amount reported in the Target column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the goal performance level. The amount reported in the Max column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the level required for 150% of the target-level shares of stock to become eligible for vesting or exercisable.

(3)
The awards reported in this column are stock options granted to the named executive officers under our Amended and Restated 2010 Omnibus Incentive Plan. These stock option awards vest and become exercisable in four equal annual installments beginning approximately one year from the date of the respective grant.

(4)	This column shows the exercise price for the stock option awards granted, which in each case is the closing price of our stock on the date of the respective grant.
(5)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 12 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2016.

Narrative to Summary Compensation Table and Grants of Plan‑Based Awards Table
Employment Agreement
We have an executive employment agreement with Mr. Chang. Among other things, this agreement provides that:
•
Time-based equity awards granted to Mr. Chang will fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control;

•	No excise tax protections will be provided for termination payments;
•	Mr. Chang will be bound by certain covenants, including non-solicitation, non-competition and non-endorsement, that are in addition to, or supersede, previous key employee covenants;
•	Mr. Chang will be entitled to the following termination payments in addition to salary and benefits earned prior to termination:
Termination Upon Death or Disability:
(a)	A lump sum equal to the pro-rata portion of the Mr. Chang's target bonus for any outstanding bonus cycle; and
(b)	Salary continuation for up to 90 days in certain circumstances related to a disability.
Resignation for Good Reason or Other Termination Without Cause:
(a)	A lump sum equal to the cost of twelve months of health care continuation coverage;
(b)	A lump sum equal to the pro-rata portion of Mr. Chang's earned bonus, if any, for each outstanding bonus cycle; and
(c)	Continuation of annual salary for a period of 15 months.
Termination or Resignation for Good Reason in Connection with a Change in Control:
(a)	A lump sum equal to the cost of twelve months of health care continuation coverage;
(b)	A lump sum equal to the pro-rata portion of Mr. Chang's target bonus for any outstanding bonus cycle; and
(c)	A lump sum amount equal to 1.25 times annual salary and target bonus.

Other Resignation:
(a)	Continuation of 75% of annual salary for a restricted period of up to one year, during which non-solicitation, non-competition and non-endorsement covenants remain in effect.
In addition, Mr. Chang's employment agreement provides that, if his employment terminates pursuant to any of the circumstances outlined above, other than for death or disability, Mr. Chang will be entitled to a four‑year consulting contract with us for $250,000 per year, less any severance payments that are paid to him during the year pursuant to his employment agreement.
Performance Awards
For information on the terms of the equity and non-equity performance awards that were granted to named executive officers during 2016, see the "Compensation Discussion and Analysis" section of this Proxy Statement and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2016 table.
Outstanding Equity Awards at Fiscal Year-End – 2016
The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2016.
		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
M. Truman Hunt
SO	6/28/2010	25,000	—	—	25.89	6/28/2017	—	—	—	—
SO	8/31/2010	25,000	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	25,000	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	25,000	—	—	39.35	8/15/2018	—	—	—	—
SO	2/9/2012	25,000	—	—	54.08	2/9/2019	—	—	—	—
SO	12/17/2012	25,000	—	—	44.83	12/17/2019	—	—	—	—
PSO	7/15/2013	—	—	18,750	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	37,500	12,500	—	131.52	12/9/2020	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	7,500	358,350
PRSU	3/10/2015	—	—	—	—	—	—	—	17,367	829,795
SO	12/18/2015	9,250	27,750	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	—	486,600	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	—	—	395,100	30.63	3/2/2023	—	—	—	—

Ritch N. Wood
PSO	3/2/2010	17,500	—	—	28.09	3/2/2017	—	—	—	—
SO	6/28/2010	13,750	—	—	25.89	6/28/2017	—	—	—	—
SO	8/31/2010	13,750	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	13,750	—	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	17,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	13,750	—	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	17,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	13,750	—	—	54.08	2/9/2019	—	—	—	—
SO	8/31/2012	13,750	—	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	8,750	—	—	41.27	2/15/2020	—	—	—	—

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Ritch N. Wood (cont.)
SO	2/15/2013	10,313	3,437	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	18,750	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	10,313	3,437	—	131.52	12/9/2020	—	—	—	—
PSO	3/31/2014	—	—	1,434	82.85	3/31/2021	—	—	—	—
SO	3/31/2014	3,400	3,400	—	82.85	3/31/2021	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	850	40,613
SO	12/17/2014	3,400	3,400	—	39.51	12/17/2021	—	—	—	—
SO	3/10/2015	1,700	5,100	—	54.97	3/10/2022	—	—	—	—
PSO	3/10/2015	—	—	2,867	54.97	3/10/2022	—	—	—	—
PRSU	3/10/2015	—	—	—	—	—	—	—	1,700	81,226
SO	12/18/2015	1,700	5,100	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	—	136,600	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	—	—	95,100	30.63	3/2/2023	—	—	—	—

Ryan S. Napierski
PSO	11/15/2010	35,000	—	—	30.43	11/15/2017	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
RSU	2/15/2013	—	—	—	—	—	1,250	59,725	—	—
RSU	3/31/2014	—	—	—	—	—	2,500	119,450	—	—
PSO	10/16/2014	—	—	15,000	43.53	10/16/2021	—	—	—	—
RSU	2/11/2015	—	—	—	—	—	4,500	215,010	—	—
RSU	12/18/2015	—	—	—	—	—	1,875	89,588	—	—
SO	12/18/2015	1,700	5,100	—	37.58	12/18/2022	—	—	—	—
SO	12/18/2015	12,500	37,500	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	—	115,800	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	—	—	88,800	30.63	3/2/2023	—	—	—	—
PRSU	3/2/2016	—	—	—	—	—	—	—	15,000	238,900

Joseph Y. Chang
PSO	3/2/2010	5,625	—	—	28.09	3/2/2017	—	—	—	—
SO	6/28/2010	3,125	—	—	25.89	6/28/2017	—	—	—	—
SO	8/31/2010	4,688	—	—	25.57	8/31/2017	—	—	—	—
PSO	11/15/2010	50,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	6,250	—	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	7,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	6,250	—	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	7,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	6,250	—	—	54.08	2/9/2019	—	—	—	—
SO	8/31/2012	6,250	—	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	3,750	—	—	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	4,688	1,562	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	4,688	1,562	—	131.52	12/9/2020	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	850	40,613
PSO	3/31/2014	—	—	1,434	82.85	3/31/2021	—	—	—	—
SO	3/31/2014	3,400	3,400	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	3,400	3,400	—	39.51	12/17/2021	—	—	—	—
PSO	3/10/2015	—	—	2,867	54.97	3/10/2022	—	—	—	—
SO	3/10/2015	1,700	5,100	—	54.97	3/10/2022	—	—	—	—
PRSU	3/10/2015	—	—	—	—	—	—	—	1,700	81,226
SO	12/18/2015	1,700	5,100	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	—	90,600	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	—	—	74,100	30.63	3/2/2023	—	—	—	—

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

D. Matthew Dorny
PSO	11/15/2010	42,000	—	—	30.43	11/15/2017	—	—	—	—
SO	2/28/2011	6,250	—	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	7,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	6,250	—	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	7,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	6,250	—	—	54.08	2/9/2019	—	—	—	—
SO	8/31/2012	6,250	—	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	3,750	—	—	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	4,688	1,562	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	4,688	1,562	—	131.52	12/9/2020	—	—	—	—
PRSU	3/31/2014	—	—	—	—	—	—	—	584	27,880
PSO	3/31/2014	—	—	1,084	82.85	3/31/2021	—	—	—	—
SO	3/31/2014	2,500	2,500	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	2,450	2,450	—	39.51	12/17/2021	—	—	—	—
PRSU	3/10/2015	—	—	—	—	—	—	—	1,167	55,759
PSO	3/10/2015	—	—	2,167	54.97	3/10/2022	—	—	—	—
SO	3/10/2015	1,250	3,750	—	54.97	3/10/2022	—	—	—	—
SO	12/18/2015	1,500	4,500	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	—	90,600	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	—	—	74,100	30.63	3/2/2023	—	—	—	—

(1)	Award types are as follows:
SO:	Time-Based Stock Options
RSU:	Time-Based Restricted Stock Units
PSO:	Performance-Based Stock Options
PRSU:	Performance-Based Restricted Stock Units

(2)	Time-Based Stock Options
Grant Date	Vesting Schedule

2/15/2013 3/31/2014 3/10/2015 3/2/2016	Vest in four equal annual installments, the first of which vested on February 15 of the year following the grant.

12/9/2013 12/17/2014 12/18/2015
Vest in four equal annual installments, the first of which vested or will vest on August 15 of the year following the grant or, for Mr. Napierski's 50,000 stock options granted on 12/18/2015, September 8, 2016.

(3)	Performance-Based Stock Options
Grant Date	Vesting Schedule
7/15/2013
Vests in four equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. The first, second, third and fourth tranches are contingent on achievement of adjusted earnings per share of $6.00, $8.00, $10.00 and $12.00, respectively, over a rolling four-quarter period. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Upon any change in control, the next unvested tranche shall be deemed to be vested immediately prior to such change in control, and any remaining unvested tranche shall be cancelled. The unvested portion of these performance stock options will be terminated if the adjusted earnings per share goals are not achieved based on performance through December 2019, or partially terminated earlier if annualized adjusted earnings per share fall below certain thresholds after December 2016. Based on our performance through December 2016, the tranche that was contingent on achievement of adjusted earnings per share of $12.00 will terminate as of March 30, 2017.

3/31/2014
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not vest will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche. No portion of the three tranches vested based on adjusted earnings per share achieved in 2014, 2015 and 2016, and the first, second and third tranches therefore terminated as of March 10, 2015, February 25, 2016 and February 27, 2017, respectively.

10/16/2014
Vests in one tranche based on the achievement of performance goals applicable to the North Asia region for the three years ended December 31, 2017. Vesting occurs on the date the Compensation Committee approves the calculation of the actual performance. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. For more information about this award, see "Compensation Discussion and Analysis—North Asia Region Special Incentive Award."

3/10/2015
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche. No portion of the first or second tranche vested based on adjusted earnings per share achieved in 2015 and 2016, and the first and second tranches therefore terminated as of February 25, 2016 and February 27, 2017, respectively. The portion of the third tranche that vests is determined by adjusted earnings per share reaching pre-determined levels in 2017.

3/2/2016
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche. A portion of the first tranche vested based on adjusted earnings per share achieved in 2016. The portions of the second and third tranches that vest are determined by adjusted earnings per share reaching pre-determined levels in 2017 and 2018, respectively.

(4)
In accordance with SEC rules, these columns report the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the minimum level required for any shares of stock to become eligible for vesting or exercisable, except that the PSOs and PRSUs granted on 3/2/2016 are reported at the maximum level based on 2016 results.

(5)	Time-Based Restricted Stock Units
Grant Date	Vesting Schedule

2/15/2013 3/31/2014 2/11/2015	Vest in four equal annual installments, the first of which vested on February 15 of the year following the grant.

12/18/2015	Vest in four equal annual installments, the first of which vested on September 8, 2016.
(6)	The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 30, 2016, which was $47.78.
(7)	Performance-Based Restricted Stock Units
Grant Date	Vesting Schedule
3/31/2014
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not vest will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche. No portion of the three tranches vested based on adjusted earnings per share achieved in 2014, 2015 and 2016, and the first, second and third tranches therefore terminated as of March 10, 2015, February 25, 2016 and February 27, 2017, respectively.

3/10/2015
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche. No portion of the first or second tranche vested based on adjusted earnings per share achieved in 2015 and 2016, and the first and second tranches therefore terminated as of February 25, 2016 and February 27, 2017, respectively. The portion of the third tranche that vests is determined by adjusted earnings per share reaching pre-determined levels in 2017.

3/2/2016
Vests in three equal tranches based on the achievement of adjusted earnings per share performance levels, measured in terms of diluted earnings per share excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted earnings per share for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted earnings per share for such tranche. A portion of the first tranche vested based on adjusted earnings per share achieved in 2016. The portions of the second and third tranches that vest are determined by adjusted earnings per share reaching pre-determined levels in 2017 and 2018, respectively.

Option Exercises and Stock Vested – 2016
The following table provides information on stock option exercises and vesting of stock awards for the named executive officers during 2016.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
M. Truman Hunt	250,000	5,197,500	—	—
Ritch N. Wood	—	—	—	—
Ryan S. Napierski	15,000	321,900	5,875	190,441
Joseph Y. Chang	37,500	804,750	5,458	159,046
D. Matthew Dorny	49,750	1,108,073	—	—

(1)
Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.

(2)
Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation
Pursuant to our nonqualified Deferred Compensation Plan, certain employees, including the named executive officers, may elect to defer up to 80% of his or her base salary, up to 100% of bonus and up to 100% of restricted stock units (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary, bonus or restricted stock units will be earned. Additionally, we may also elect to make a discretionary contribution (historically 10% of each executive officer's salary), which may be allocated between the executive officer's 401(k) and deferred compensation plan accounts.
Earnings and losses on deferred base salary and bonus are based on market rates and on earnings and losses on participant-selected investment funds available under our Deferred Compensation Plan. Restricted stock unit deferrals are allocated to a fund that tracks the performance of the company's stock. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested for purposes of the Deferred Compensation Plan at all times. All amounts we elect to contribute to a participant's account, adjusted for earnings and losses thereon, vest as to 50% upon 10 years of employment with us, and vest an additional 5% for each year of employment with us thereafter until such amounts are 100% vested upon 20 years of employment with us. In addition, all amounts become 100% vested upon the participant attaining 60 years of age, upon the participant's death or disability as defined in the plan, or otherwise at the discretion of the Executive Compensation Committee.
For participants who received company contributions prior to January 1, 2015, our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant's death prior to the commencement of benefit payments, an amount equal to the participant's deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant's average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2016, as reported by the administrator of the plan.
Name of Fund	Rate of Return	Name of Fund	Rate of Return
Great-West Money Market – Instl Shares	0.25%	Vanguard VIF Growth	-1.08%
American Century VP Inflation Protection – Class I Shares	4.71%	Neuberger Berman AMT Mid-Cap Intrinsic Value – I Class	16.17%
Vanguard VIF Short-Term Investment-Grade	2.72%	LVIP SSgA Mid-Cap Index – Standard Class	20.31%
LVIP Delaware Bond – Standard Class	2.74%	Great-West T. Rowe Price Mid Cap Growth	6.18%
Putnam VT High Yield – Class IA	15.66%	Delaware VIP Small Cap Value Series – Standard Class	31.41%
Templeton Global Bond VIP – Class 1	3.21%	Deutsche Small Cap Index VIP – Class A	21.02%
Great-West Conservative Profile (Series I)	6.14%	Vanguard VIF Small Company Growth	14.94%
Great-West Moderately Conservative Profile (Series I)	7.18%	American Funds Global Growth – Class 2	0.62%
Great-West Moderate Profile (Series I)	8.19%	American Funds Global Small Capitalization – Class 2	2.10%
Great-West Moderately Aggressive Profile (Series I)	9.10%	American Funds IS Global Growth and Income – Class 2	7.35%
Great-West Aggressive Profile (Series I)	10.76%	AllianceBernstein VPS International Value – Class A	-0.50%
Delaware VIP Value Series – Standard Class	14.65%	American Funds International – Class 2	3.53%
MFS VIT Value – Initial Class	14.09%	Van Eck VIP Emerging Markets – Initial Class	0.10%
Vanguard VIF Equity Index	11.81%	MFS VIT Utilities Series – Initial Class	11.47%
Delaware VIP U.S. Growth Series – Standard Class	-5.16%	Vanguard VIF REIT Index	8.36%

Nonqualified Deferred Compensation – 2016
The following table provides information on compensation under our nonqualified Deferred Compensation Plan for the year 2016.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE ($)(1)
M. Truman Hunt	—	115,600	421,732	—	6,142,699
Ritch N. Wood	—	57,000	67,737	—	842,495
Ryan S. Napierski	260,818	65,000	91,983	—	1,810,093
Joseph Y. Chang	180,035	59,500	508,253	—	6,714,527
D. Matthew Dorny	15,352	44,000	76,175	—	971,183

(1)
Executive and registrant contribution amounts are and have been reflected in the 2016 Summary Compensation Table and prior years' summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2016 Summary Compensation Table and were not reflected in prior years' Summary Compensation Tables.

Potential Payments Upon Termination or Change in Control
The information below describes the compensation that would become payable under existing plans and arrangements if the named executive officer's employment had terminated on December 31, 2016, given the named executive officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the named executive officer. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan. In addition, certain non-competition and other obligations of the named executive officers relating to these payments are described above under the section titled "Narrative to Summary Compensation Table and Grants of Plan‑Based Awards Table—Employment Agreements."

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive officer's age.

Name	Voluntary Termination ($)	Involuntary Termination for cause ($)	Involuntary Termination Not for cause ($)	Termination (Including Constructive Termination) in Connection with Change of Control ($)	Death ($)(1)	Disability ($)
M. Truman Hunt
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	15,521,841	—	—
Deferred Compensation(4)	6,142,699	6,142,699	6,142,699	6,142,699	9,833,567	6,142,699
Health Benefits(5)	—	—	—	—	—	—
Total	6,142,699	6,142,699	6,142,699	21,664,540	9,833,567	6,142,699

Ritch N. Wood
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	3,776,191	—	—
Deferred Compensation(4)	842,495	842,495	842,495	842,495	2,716,584	842,495
Health Benefits(5)	—	—	—	—	—	—
Total	842,495	842,495	842,495	4,618,686	2,716,584	842,495

Ryan S. Napierski
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	4,524,843	—	—
Deferred Compensation(4)	1,810,093	1,810,093	1,810,093	1,810,093	4,155,460	1,810,093
Health Benefits(5)	—	—	—	—	—	—
Total	1,810,093	1,810,093	1,810,093	6,334,936	4,460,897	1,810,093

Joseph Y. Chang
Severance(2)	1,196,250	—	1,493,750	2,330,469	278,906	427,656
Equity(3)	—	—	—	2,734,985	—	—
Deferred Compensation(4)	6,714,527	6,714,527	6,714,527	6,714,527	8,432,977	6,714,527
Health Benefits(5)	—	—	11,625	11,625	—	—
Total	7,910,777	6,714,527	8,219,902	11,791,606	8,711,883	7,142,183

D. Matthew Dorny
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	2,533,089	—	—
Deferred Compensation(4)	904,489	904,489	904,489	904,489	2,498,686	904,489
Health Benefits(5)	—	—	—	—	—	—
Total	904,489	904,489	904,489	3,437,578	2,498,686	904,489

(1)
The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums, with coverage, as of December 31, 2016, of $750,000 for Messrs. Hunt and Dorny and $500,000 for Messrs. Wood, Napierski and Chang.

(2)	We have an employment agreement with Mr. Chang. Among other things, this agreement provides for the following termination payments in addition to salary and benefits earned prior to termination:
(a)           Voluntary termination:
(i)
Continuation of 75% of annual salary for a restricted period of up to one year to better enable the company to enforce the agreement's non‑solicitation, non-competition and non-endorsement covenants after termination.

(b)          Involuntary termination not for cause (including constructive termination):
(i)	A lump sum equal to the pro-rata portion of Mr. Chang's earned bonus, if any, for each outstanding bonus cycle; and
(ii)	Continuation of annual salary for a period of 15 months.
(c)           Termination (including constructive termination) in connection with a change in control:
(i)	A lump sum equal to the pro-rata portion of Mr. Chang's target bonus for any outstanding bonus cycle; and
(ii)	A lump sum amount equal to 1.25 times annual salary and target bonus.
(d)          Termination upon death or disability:
(i)	A lump sum equal to the pro-rata portion of Mr. Chang's target bonus for any outstanding bonus cycle; and
(ii)	Salary continuation for up to 90 days in certain circumstances related to a disability.
In addition, Mr. Chang's employment agreement provides that, if his employment terminates pursuant to any of the circumstances outlined above in this footnote 2, other than for death or disability, Mr. Chang will be entitled to a four-year consulting contract with us for $250,000 per year, less any severance payments that are paid to him during the year pursuant to his employment agreement.
(3)
The amounts payable under the equity category, in the case of stock option awards, are based on the difference between the $47.78 closing price of our stock on December 30, 2016 and the exercise price of the applicable award, multiplied by the number of unvested shares subject to the award. The amounts payable under the equity category in the case of restricted stock units are based on the $47.78 closing price of our stock on December 30, 2016 multiplied by the number of unvested shares subject to the applicable award.

(4)
The amounts reported for deferred compensation, other than for death, reflect only the amounts deferred by the named executive officers, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to accelerate vesting, the total amounts of deferred compensation payable to the named executive officers would be as follows: Mr. Hunt – $6,142,699; Mr. Wood – $842,495; Mr. Napierski – $1,810,093; Mr. Chang – $6,714,527; and Mr. Dorny – $971,183.

(5)
Pursuant to his employment agreement, Mr. Chang is entitled to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control.

Equity Compensation Plan Information
The following table provides information as of December 31, 2016, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	6,529,488	(1)	$51.42	(2)	2,580,032	(3)

Equity compensation plans not approved by security holders	—		—		—

Total	6,529,488		$51.42		2,580,032

(1)    Consists of 5,933,033 options (2,207,100 time-based and 3,725,933 performance-based) and 596,455 restricted stock units (519,519 time-based and 76,936 performance-based). The performance-based awards are reported as the number of shares that    become eligible for vesting or exercisable if performance is at the goal level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported, based on the degree to which the performance goals are achieved.

(2)    Excludes the impact of time-based and performance-based restricted stock units, which are exercised for no consideration. The weighted average remaining life of the options is 4.05 years.
(3)    Represents the number of shares available for future issuance under our Second Amended and Restated 2010 Omnibus Incentive Plan.

PROPOSAL 2:
 ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.
The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance, align the financial interests of our executives with those of our stockholders, and drive superior stockholder value. The program, which is administered by the Executive Compensation Committee (the "Committee"), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and adjust downward when performance is short of expectations.
We believe that our executive compensation program is one of several key factors that drove our strong revenue and earnings per share growth prior to 2014, and since the disruption to our business in Mainland China in January 2014, we believe that our executive compensation program has helped to drive our recovery from that disruption by providing new performance incentives to recover. Our total stockholder return in 2016 was 30%, showing the turnaround taking effect after two years of decline. In addition, while our 2016 revenue of $2.21 billion was approximately $969 million lower than our 2013 revenue, approximately $380 million of this decline is due to the strengthening of the U.S. dollar since 2013, which we recognize is outside of management's control.
The performance incentives in our executive compensation program have aligned compensation with actual performance; since the beginning of 2014, several performance equity award opportunities and cash bonus opportunities have been unearned and forfeited as a result of falling short of pre-established performance goals. For example, Mr. Hunt has forfeited a total grant value of $6,884,335 in equity awards that were contingent on 2014, 2015 or 2016 performance, and Messrs. Wood, Chang and Dorny have each forfeited $1,042,719 on average. In addition, Mr. Hunt realized just $529,292 in cash incentive bonuses out of a total target amount of $4,234,000 during 2014 to 2016, and Messrs. Wood, Chang and Dorny realized an average of $122,479 out of an average total target amount of $1,072,917. This reflects the pay-for-performance philosophy in which our company provides a meaningful opportunity for compensation upon meeting rigorous performance expectations but does not provide a great deal of guaranteed compensation or pay incentives without performance.
As discussed further in "Compensation Discussion and Analysis," our 2016 compensation decisions centered primarily around two principles: (1) a recognition that our business was improving from the levels that followed the 2014 Mainland China disruption but was not yet meeting our expectations; and (2) the need to retain, motivate and reward our executive team if the turnaround was successful, recognizing that that they had forfeited most of their performance-based incentive compensation in the previous two years as a result of falling short of the goals.
In 2016, we devised a three-year executive compensation program to balance these two principles. This 2016–2018 program is summarized as follows:
•
To provide an incentive to continue improving our business performance, the three-year program uses a relatively small amount of guaranteed value, focusing on cash incentive awards and on equity awards for which value is realized upon either stock price appreciation or the achievement of challenging performance goals. As discussed in more detail in "Compensation Discussion and Analysis," the Committee set these goals to help drive the achievement of certain strategic objectives of our company, including growth in Mainland China and success in the continued rollout of two key products.

•
To address our executive retention and motivation concerns, a portion of the future compensation program value for 2017 and 2018 was frontloaded into 2016, providing more equity awards and a higher proportion of time-based awards over performance-based awards in 2016, but then fewer equity awards and a higher proportion of performance-based awards in 2017 and 2018. Unlike our 2016 equity awards, we expect that the grant date fair values of our 2017 and 2018 equity awards will be at approximately the median of our peer group, causing the average over the three years to approximate the 75th percentile.

Thus, our 2016 compensation program is not intended to be viewed as a single year of compensation but, rather, as the first year of a three-year program, with the last two years balancing out the higher compensation that is disclosed for 2016—and in fact, our 2017 compensation decisions to date have followed this strategy, with 2017 equity grants being considerably lower than the one-time incentive provided in 2016.
The 2016 compensation of our executive officers listed in the Summary Compensation Table (collectively, the "named executive officers") reflects our 2016–2018 compensation program. The 2016 increases in our named executive officers' total compensation over 2015 are primarily attributable to (1) equity awards granted in March 2016, none of which have guaranteed value, as they require either stock price appreciation or the achievement of challenging performance goals; and (2) cash incentive bonuses that were earned at 30.5% of target in 2016 based on the partial achievement of challenging goals related to revenue and adjusted operating income.
Our 2017 executive compensation decisions to date have continued to adhere to the principles of our 2016–2018 compensation program. Consistent with the retention and motivation objective of our 2016–2018 compensation program, under which equity awards were frontloaded into 2016, the Committee granted equity awards to our executive officers in March 2017 that have a grant value at approximately the median of our peer group, with 62% of these 2017 awards being performance-based based on grant value. Consistent with our objective of continuing to improve our business performance, our 2017 goals for both equity and non-equity incentive awards are challenging, requiring above-median adjusted earnings per share growth for our performance-based equity awards that are contingent on 2017 performance and, for our cash incentive bonus program, revenue growth that approaches the 75th percentile in relation to our peer group and 75th-percentile adjusted operating income growth.
In addition, as a result of our Chief Executive Officer transition that occurred in March 2017, our Chief Executive Officer target total direct compensation for 2017 will be 59% lower than in 2016, as both cash and equity compensation will decrease from 2016 levels.
See the "Compensation Discussion and Analysis" section of this Proxy Statement and the related tables and narrative disclosure for additional information regarding our compensation program for the named executive officers.
The Board of Directors recommends that stockholders approve the following advisory resolution:
RESOLVED, that the stockholders hereby approve the compensation of the company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.
Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions. For example, at our 2016 annual meeting of stockholders, approximately 99% of the votes cast were in favor of our executive compensation program. When designing our 2017 executive compensation program, the Committee considered, among other things, the 2016 voting results and other feedback we received from our stockholders, which were viewed as supporting our pay philosophy and incentive framework.

We currently intend to include a stockholder advisory vote on our executive compensation program at our annual meeting of stockholders each year.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPANY'S EXECUTIVE COMPENSATION.

PROPOSAL 3:
 ADVISORY VOTE ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting that stockholders provide an advisory vote as to whether future stockholder advisory votes on our executive compensation, such as Proposal 2 above, should be held every one, two or three years.
A majority of the votes cast at our 2011 Annual Meeting of Stockholders voted in favor of holding an annual advisory vote on executive compensation, and we have held an annual advisory vote on executive compensation each year since 2011.
The Board of Directors recommends that future advisory votes on executive compensation continue to occur every year as a means to provide us with timely and direct feedback from stockholders. As discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement and the related tables and narrative disclosure, our executive compensation program emphasizes long-term incentives designed to reward sustainable performance. However, we believe that holding an annual advisory vote on executive compensation will best align with the information we provide annually regarding our executive compensation program. In addition, we are aware of the significant interest in executive compensation matters by investors and the general public, and we value and encourage constructive dialogue with our stockholders on these matters.
Please note that because advisory votes on executive compensation would occur well after the beginning of the year, and because the various elements of our executive compensation program are integrated and complement one another, it may not always be feasible or appropriate to change our executive compensation program by the time of the following year's annual meeting of stockholders.
Although this advisory vote is non-binding, the Board of Directors values input from stockholders. The Board of Directors will consider the voting results for this proposal in determining how frequently to conduct the vote on executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR "1 YEAR" ON THE FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPANY'S EXECUTIVE COMPENSATION.

PROPOSAL 4:
RATIFICATION OF SELECTION OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.
PricewaterhouseCoopers LLP ("PwC") served as our independent registered public accounting firm for the 2016 fiscal year, and the Audit Committee has selected PwC to serve in this capacity for the 2017 fiscal year. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm for 2017 is in the best interests of our company and our stockholders.
As a matter of good corporate governance, we are asking stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2017. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders
Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Fees to Independent Registered Public Accountants
The following table presents approximate fees for professional services rendered by PwC for the audit of our annual financial statements for the 2015 and 2016 fiscal years and approximate fees billed for other services rendered by PwC during those periods.
	Fiscal 2016 ($)	Fiscal 2015 ($)
Audit Fees(1)	2,857,000	2,788,000
Audit-Related Fees(2)	142,000	108,000
Tax Fees(3)	2,469,000	2,208,000
All Other Fees(4)	4,000	2,000
Total	5,472,000	5,106,000

(1)
Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees for 2016 consist primarily of services in connection with our issuance of convertible debt and reimbursement of legal fees and expenses paid by PwC in connection with discovery in the class action matter brought against us, which we settled during 2016. Audit-Related Fees for 2015 consist primarily of reimbursement of legal fees and expenses related to the class action matter and translation services for a foreign securities filing.

(3)
Tax Fees consist of approximately $1,142,000 in fees for tax compliance work and $1,327,000 in fees for tax planning work in 2016 and $570,000 in fees for tax compliance work and $1,638,000 in fees for tax planning work in 2015.

(4)	All Other Fees consist of software fees.

Audit and Non-Audit Services Pre-Approval Policy
Under the Audit and Non‑Audit Services Pre‑Approval Policy, the Audit Committee must pre‑approve all audit and non‑audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre‑approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre‑approved categorically within specified budgets ("general pre‑approval") or specifically pre‑approved on a case‑by‑case basis ("specific pre‑approval"). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm's independence.
The Audit Committee must specifically pre‑approve the terms and fees of each annual audit services engagement. All other Audit, Audit‑related, Tax, and All Other Services (each defined in the policy) may be generally pre‑approved pursuant to projected categorical budgets. The Audit services subject to general pre‑approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit‑related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The Securities and Exchange Commission prohibits our independent registered public accounting firm from performing certain non‑audit services, and under no circumstances will the Audit Committee approve such services.
The Audit Committee will review the generally pre‑approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre‑approval by the Audit Committee.
In 2016, all of the services provided by PwC were approved by the Audit Committee in accordance with the Audit and Non‑Audit Services Pre‑Approval Policy.
Audit Committee Report
The Audit Committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing an opinion thereon. The Audit Committee's responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2016 were prepared in accordance with generally accepted accounting principles.
The Audit Committee hereby reports as follows:
•
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management's discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB.
•
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm's independence.

•
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Edwina D. Woodbury, Chair
Nevin N. Andersen
Daniel W. Campbell
Thomas R. Pisano

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

EXECUTIVE OFFICERS
As previously disclosed, on March 7, 2017, Truman Hunt became Vice Chairman of our Board of Directors, Ritch Wood assumed the position of Chief Executive Officer and Ryan Napierski became the President of our company. Mark Lawrence was appointed as our Chief Financial Officer, effective as of March 27, 2017.
Mr. Lawrence, 47, served since May 2016 as vice president of finance for the Innovation Center at Vivint Smart Home, a privately owned home automation company. From October 2013 to May 2016, Mr. Lawrence was head of finance at Amazon Lab126, a consumer electronics research and development company that is a subsidiary of Amazon.com. He served from March 2013 to September 2013 as senior vice president of worldwide finance at Polycom, a voice and video communications company, and from 2002 to March 2013 he served in various financial positions at Brocade Communications Systems, a networking hardware, software and services company. Mr. Lawrence holds a bachelor's degree from Brigham Young University and a Master of Business Administration degree from the University of California, Davis.
For information about our other executive officers, see "Executive Officers of the Registrant" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions
Our Audit Committee Charter requires that the Audit Committee review related person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. The Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions. The Charter provides that the Committee has delegated the review and approval or rejection of related-person employment matters to the Executive Compensation Committee.
We have adopted a written policy and procedures with respect to related person transactions, which include specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.
In the event that a related person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.
In reviewing and approving related person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members has an interest.
Related Person Transactions
During 2016, we paid employment compensation in excess of $120,000 to one relative of Ritch Wood and one relative of Ryan Napierski. Ryan Wood, the brother of Ritch Wood, received approximately $168,500 in salary, bonuses and other compensation, and 1,500 restricted stock units during 2016. Cade Napierski, the brother of Ryan Napierski, received approximately $514,430 in salary, bonuses, expatriate benefits (including an education and housing allowance and other benefits) and other compensation and 700 restricted stock units during 2016. In addition, both Ryan Wood and Cade Napierski also participated in the employee benefit plans available generally to our employees.

In June 2016, the company entered into an Investment Agreement with Ping An ZQ China Growth Opportunity Limited ("Ping An ZQ"), a company owned by a consortium of investors led by Ping An of China Securities (Hong Kong) Company Ltd. and ZQ Capital Limited. Pursuant to the Investment Agreement, the company issued to Ping An ZQ $210 million principal amount of convertible 4.75% senior notes due 2020. Interest on the convertible notes is payable semiannually on June 15 and December 15 of each year. Zheqing (Simon) Shen is the founding member of ZQ Capital Limited and a director at Ping An ZQ. He was appointed to our Board, and is a nominee for election to our Board at our 2017 Annual Meeting of Stockholders, pursuant to the terms of the Investment Agreement, which entitles Ping An ZQ to designate a nominee for election to our Board of Directors. Prior to Mr. Shen's appointment to our Board, our Nominating and Corporate Governance Committee interviewed Mr. Shen and found him qualified to serve as a director. In assessing Mr. Shen's independence under the listing standards of the NYSE, our Board of Directors considered Mr. Shen's relationships with Ping An ZQ and ZQ Capital Limited in light of the NYSE standards covering payments to, or received from, other entities. These relationships did not constitute a disqualifying event under such standards and were determined by the Board not to create a material relationship with our company.

STOCK OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 7, 2017 by (i) each of our directors and director nominees, (ii) each of our executive officers whose name appears in the Summary Compensation Table, and (iii) all of our executive officers and directors as a group. The table also sets forth certain information regarding the beneficial ownership of our Class A Common Stock by Mark H. Lawrence, who has been appointed to become an executive officer as of March 27, 2017, and each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, consisting of BlackRock, Inc. as of December 31, 2016 and The Vanguard Group as of January 31, 2017. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 52,779,422 shares of Class A Common Stock outstanding on March 7, 2017 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after March 7, 2017.
Directors, Executive Officers, 5% Stockholders	Number of Shares(1)	Percent of Class
M. Truman Hunt	1,026,015	1.9
Steven J. Lund(2)	497,831	*
Ritch N. Wood(3)	324,664	*
Joseph Y. Chang(4)	276,032	*
D. Matthew Dorny(5)	171,564	*
Ryan S. Napierski	129,522	*
Daniel W. Campbell(6)	99,995	*
Andrew D. Lipman	96,190	*
Thomas R. Pisano	69,981	*
Nevin N. Andersen	61,481	*
Neil H. Offen	36,770	*
Edwina D. Woodbury(7)	11,031	*
Zheqing (Simon) Shen(8)	6,000	*
All directors and executive officers as a group (13 persons)	2,810,858	5.2
Mark H. Lawrence	—	—
BlackRock Inc.(9)	5,940,882	11.3
The Vanguard Group(10)	5,534,723	10.5

*	Less than 1%
(1)
Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Hunt – 457,956; Mr. Lund – 0; Mr. Wood – 269,619; Mr. Chang – 165,548; Mr. Dorny – 130,334; Mr. Napierski – 89,878; Mr. Campbell – 41,297; Mr. Lipman – 61,397; Mr. Pisano – 31,297; Mr. Andersen – 51,397; Mr. Offen – 31,297; Ms. Woodbury – 10,000; Mr. Shen – 6,000; and all directors and executive officers as a group – 1,346,019.

(2)
Includes 486,341 shares held by a family limited liability company. Mr. and Mrs. Lund are co-managers of the limited liability company and share voting and investment power with respect to all shares held by the limited liability company. Also includes 6,721 shares held indirectly by Mr. Lund as co‑trustee with respect to which he has shared voting and investment power.

(3)	Includes 2,000 shares that Mr. Wood jointly owns with family members.
(4)	Includes 65,000 shares held in a trust for which Mr. Chang's spouse serves as trustee.

(5)	Includes 41,230 shares that are held in a revocable trust for which Mr. and Mrs. Dorny act as co-trustees and share voting and investment power.
(6)	Includes 58,698 shares that Mr. Campbell jointly owns with his spouse.
(7)	In addition to the shares reported in the table above, Ms. Woodbury has elected to defer receipt of an additional 1,297 shares pursuant to the company's Deferred Compensation Plan.
(8)
Mr. Shen is a director of Ping An ZQ China Growth Opportunity Limited ("Ping An ZQ"). The number of shares shown above excludes shares issuable upon the conversion of $210 million principal amount of our convertible 4.75% senior notes due 2020 (the "Convertible Notes") held by Ping An ZQ. As of March 1, 2017, the Convertible Notes were convertible at the holder's discretion at a conversion rate of 21.5075 per $1,000 principal amount of Convertible Notes (which represented a conversion price of $46.50 per share). The conversion rate is subject to adjustment from time to time upon the occurrence of certain customary events in accordance with the terms of the indenture governing the Convertible Notes. We have irrevocably elected to settle our conversion obligation with respect to the Convertible Notes in cash with respect to the principal amount of Convertible Notes converted and any accrued and unpaid interest to such date, and in shares of our Class A Common Stock with respect to any additional amounts so long as the Convertible Notes are held by Ping An ZQ. Mr. Shen disclaims beneficial ownership of the securities held by Ping An ZQ, except to the extent of Mr. Shen's pecuniary interest therein, if any.

(9)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by BlackRock, Inc. was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on January 17, 2017. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power for 5,729,455 shares and sole dispositive power for 5,940,882 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(10)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by The Vanguard Group was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on February 10, 2017. According to the Schedule 13G/A, The Vanguard Group has sole voting power for 31,785 shares, sole dispositive power for 5,499,415 shares, shared voting power for 6,423 shares, and shared dispositive power for 35,308 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Class A Common Stock ("Reporting Persons") to file reports with the Securities and Exchange Commission regarding their ownership of our Class A Common Stock and changes in that ownership. As a practical matter, the company assists its directors and executive officers by monitoring transactions and completing and filing Section 16(a) reports on their behalf. Based solely on a review of the reports filed for 2016 and on written representations from our directors and executive officers, we believe that all required reports under Section 16(a) were filed on a timely basis.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on November 28, 2017. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Our Bylaws require that any stockholder proposal that is not submitted for inclusion in our 2018 proxy statement under Securities and Exchange Commission regulations, but is instead sought to be presented directly at our 2018 annual meeting, must be received by the Corporate Secretary at the above address not less than 90 days prior to the one-year anniversary of the date on which we first mailed our proxy materials in connection with our 2016 annual meeting. Thus, since March 28, 2017 is specified as the date that this proxy statement is first sent or given to our stockholders, in order for any stockholder proposal submitted under these Bylaw provisions, including any director nomination, to be timely for our 2018 annual meeting, it must be received by us no later than December 28, 2017 (i.e., 90 days prior to March 28, 2018). However, if the date of our 2018 annual meeting is changed by more than 30 days from the one-year anniversary of our 2017 Annual Meeting, a stockholder's notice must be received by our Corporate Secretary at the above address not later than the close of business on the later of (a) the 90th day before the 2018 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the number of directors to be elected is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentences, then with respect to nominees for any new positions created by such increase, the notice must be received by the Corporate Secretary at the above address no later than the close business on the 10th day following the day on which public announcement is first made by us. In addition, all notices must meet all information and other requirements contained in our Bylaws.
A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
HOUSEHOLDING
We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as "householding," can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares may deliver only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company's shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of belief and statements of management's expectations regarding the company's future compensation decisions and performance. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "appoint," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the possibility that management or the Executive Compensation Committee could decide not to follow the company's compensation program as described in the Compensation Discussion and Analysis. The company's performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this proxy statement to reflect any change except as required by law.
OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our website, nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah, March 17, 2017

ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 11, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. See proxy statement for additional instructions.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and annual report are available at - http://www.astproxyportal.com/ast/08684/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333333334300000 4 051117

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, "1 YEAR" FOR PROPOSAL 3 AND "FOR" PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" ALL NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, "1 YEAR" FOR PROPOSAL 3 AND "FOR" PROPOSAL 4.

1. To elect nine directors to the Board of Directors.	FOR	AGAINST	ABSTAIN
Nevin N. Andersen	☐	☐	☐
Daniel W. Campbell	☐	☐	☐
Andrew D. Lipman	☐	☐	☐
Steven J. Lund	☐	☐	☐
Neil H. Offen	☐	☐	☐
Thomas R. Pisano	☐	☐	☐
Zheqing (Simon) Shen	☐	☐	☐
Ritch N. Wood	☐	☐	☐
Edwina D. Woodbury	☐	☐	☐
2. To approve, on an advisory basis, our executive compensation.	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. Advisory vote on the frequency of future stockholder advisory votes on our executive compensation.	☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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NU SKIN ENTERPRISES, INC.

The undersigned hereby appoints Ritch N. Wood and Ryan S. Napierski as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on this proxy card and described in the accompanying Proxy Statement, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on May 11, 2017 at 11:00 a.m., Mountain Daylight Time, and at any adjournments or postponements thereof and, at the proxies' discretion, upon any other matters which may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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